                                                                   Exhibit T3E-1

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                ORLANDO DIVISION

In re:                                                    CASE NO. 01-10428-6B1

PLANET HOLLYWOOD                                          CHAPTER 11
INTERNATIONAL, INC. et al.,

                                                          Jointly Administered
           Debtors.                                       Case Nos. 01-10428-6B1
                            /                             through 01-10444-6B1
----------------------------

                    THIRD AMENDED JOINT DISCLOSURE STATEMENT
                          PURSUANT TO 11 U.S.C. (S)1125
                 FOR PLANET HOLLYWOOD INTERNATIONAL INC., ET AL.

                               COUNSEL FOR DEBTORS

                              R. SCOTT SHUKER, ESQ.
                             MARIANE L. DORRIS, ESQ.
                              GRONEK & LATHAM, LLP
                         390 N. ORANGE AVENUE, SUITE 600
                             ORLANDO, FLORIDA, 32801

November 4, 2002

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                ORLANDO DIVISION

In re:                                                    CASE NO. 01-10428-6B1

PLANET HOLLYWOOD                                          CHAPTER 11
INTERNATIONAL, INC. et al.,

                                                          Jointly Administered
           Debtors.                                       Case Nos. 01-10428-6B1
                            /                             through 01-10444-6B1
----------------------------

                    THIRD AMENDED JOINT DISCLOSURE STATEMENT
                          PURSUANT TO 11 U.S.C. (S)1125
                 FOR PLANET HOLLYWOOD INTERNATIONAL INC. ET AL.

I.   INTRODUCTION AND SUMMARY

     This Third Amended Joint Disclosure Statement ("Disclosure Statement") is filed pursuant to the requirements of (S)1125 of Title 11 of the United States Code (the "Code"). This Disclosure Statement is intended to provide adequate information to enable holders of claims in the above-captioned bankruptcy cases ("Bankruptcy Cases") to make informed judgments about the Joint Plan of Reorganization (the "Plan") submitted by Planet Hollywood International Inc, ("PHI"), and certain of its related affiliates and subsidiaries as set forth in Exhibit "A" (collectively, PHI and certain affiliates and subsidiaries listed on Exhibit "A" hereafter referred to as "Debtors"). The Debtors are soliciting votes to accept the Plan. The overall purpose of the Plan is to provide for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders. The Plan is based upon intense and protracted negotiations with the Official Committee of Unsecured Creditors (the "Committee") appointed in these proceedings and, under the facts and circumstances described in this Disclosure Statement, is supported by the Committee. In the Committee's opinion, the Plan is reasonably calculated to lead to the best possible outcome for Class 7 Creditors in the shortest amount of time and preferable to all other alternatives. Bay Harbor also strongly urges acceptance of the Plan.

     THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. THIS INTRODUCTION AND SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE REMAINING PORTIONS OF THIS DISCLOSURE STATEMENT, AND THIS DISCLOSURE STATEMENT IN TURN IS QUALIFIED, IN ITS ENTIRETY, BY THE PLAN. THE PLAN IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT, AND ANY HOLDER OF ANY CLAIM OR INTEREST SHOULD READ AND CONSIDER THE PLAN CAREFULLY IN LIGHT OF THIS DISCLOSURE STATEMENT IN MAKING AN INFORMED JUDGMENT ABOUT THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN CONTROLS. ALL CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT SHALL HAVE THE DEFINITIONS ASCRIBED TO THEM IN THE PLAN UNLESS OTHERWISE DEFINED HEREIN.

     NO REPRESENTATION CONCERNING THE DEBTORS IS AUTHORIZED OTHER THAN AS SET FORTH HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS MADE WHICH ARE OTHER THAN AS CONTAINED

     HEREIN SHOULD NOT BE RELIED UPON IN ARRIVING AT A DECISION ABOUT THE PLAN.

     THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO AUDIT. FOR THAT REASON, AS WELL AS THE COMPLEXITY OF THE DEBTORS' BUSINESSES AND FINANCIAL AFFAIRS, AND THE IMPOSSIBILITY OF MAKING ASSUMPTIONS, ESTIMATES, AND PROJECTIONS WITH COMPLETE ACCURACY, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT INACCURACY, ALTHOUGH EVERY REASONABLE EFFORT HAS BEEN MADE TO ENSURE THAT SUCH INFORMATION IS ACCURATE. THIS DISCLOSURE STATEMENT INCLUDES FORWARD LOOKING STATEMENTS BASED LARGELY ON THE DEBTOR'S CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

--------------------------------------------------------------------------------
     THE PLAN PROVIDES FOR RELEASES OF, AND INJUNCTIVE RELIEF TO PROTECT, CERTAIN PERSONS WHO ARE EITHER (1) PROVIDING CONSIDERATION TO THE ESTATE AND REORGANIZED PHI, (2) SUBSTANTIALLY COMPROMISING THEIR CLAIMS, OR (3) WILL BE CRITICAL LENDERS, CUSTOMERS, OR VENDORS OF REORGANIZED PHI. THE PERSONS SO PROTECTED, AND THE SCOPE OF THE RELEASES AND INJUNCTION, ARE DEFINED IN ARTICLE VIII OF THE PLAN AND ARTICLE V HEREOF. IF THE PLAN IS CONFIRMED ALL PERSONS SPECIFIED IN THESE PROVISIONS OF THE PLAN WILL BE RELEASED FROM THE CLAIMS OF THE DEBTORS AND ANY CREDITOR AND PARTY IN INTEREST IN THESE CASES.
--------------------------------------------------------------------------------

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, CAUSES OF ACTION, AND OTHER ACTIONS, THE DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

     PHI is a debtor under Chapter 11 of the Code in a bankruptcy case pending in the United States Bankruptcy Court for the Middle District of Florida, Orlando Division (the "Bankruptcy Court"). In addition to PHI, as of Petition Date there were 16 affiliates and subsidiaries of PHI. A complete list of the Debtors and an organization chart are listed, respectively, on Exhibits "A" and "B" attached hereto. Prior to confirmation of the Plan, PHI anticipates that the cases of the affiliates listed on Exhibit "C", none of which have assets or operations, will be dismissed. The Debtors will provide proper notice of any such action.

     As prescribed by the Code and the Rules, Claims asserted against, and equity Interests in, the Debtors are placed into "Classes". Because the overwhelming majority of unsecured creditors have Claims only against PHI, the Plan contains only one (1) Class of Unsecured Claims. The Plan contemplates the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Case SOLELY for purposes of Confirmation, consummation and implementation of the Plan. Pursuant to the Confirmation Order, on the Confirmation Date: (i) all assets, and all proceeds thereof, and all liabilities of the Reorganized

Debtors will be treated as though the assets and liabilities were merged into Reorganized PHI; (ii) all Allowed Claims and Claims among the Reorganized Debtors (Intercompany Claims) will receive no distribution under the Plan; (iii) any obligation of any Reorganized Debtor, and all guarantees thereof executed by one or more of the Reorganized Debtors, and any Claims in a case of a proponent hereof, filed or to be filed in connection with any such obligation and guarantee will be deemed one Claim against Reorganized PHI; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Reorganized Debtors will be deemed filed against Reorganized PHI; and (v) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Reorganized Debtors shall be treated for purposes of the Plan as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Reorganized Debtors may be setoff against the debts of any of the Reorganized Debtors. The classification of Claims and the treatment of each Class is discussed in detail below.

     To the extent the legal, contractual, or equitable rights with respect to any Claim or Interest asserted against the Debtors are altered, modified or changed by treatment proposed under the Plan, such Claim or Interest is considered "Impaired," and the holder of such Claim or Interest is entitled to vote in favor of or against the Plan. A Ballot for voting in favor of or against the Plan ("Ballot") will be mailed along with the order approving this Disclosure Statement.

          THE VOTE OF EACH CREDITOR OR INTEREST HOLDER WITH AN IMPAIRED CLAIM OR INTEREST IS IMPORTANT. TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS AND BY THE DATE SET FORTH IN THE BALLOT.

     ---------------------------------------------------------------------------
     VOTING Deadline
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
          The last day to vote to accept or reject the Plan is December 9, 2002. All votes must be received by the voting agent by 5:00 p.m. (EST) on that day.

     Record Date and Master Ballot

          The Record Dates for Holders of Class 6 Claims for voting purpose and to receive a distribution and the mechanism for a Master Ballot, as to beneficial owners, will be contained in the Order Approving Disclosure Statement and Setting Confirmation Hearing.
     ---------------------------------------------------------------------------

     Upon receipt, the Ballots will be tabulated, and the results of the voting will be presented to the Court for its consideration. As described in greater detail in Section III of this Disclosure Statement, the Code prescribes certain requirements for confirmation of a plan. The Court will schedule a hearing (the "Confirmation Hearing") to consider whether Debtors have complied with those requirements.

     The Code permits a court to confirm a plan even if all Impaired Classes have not voted in favor of a plan. Confirmation of a plan over the objection of a Class is sometimes called "cramdown." As described in greater detail in
Section IV of this Disclosure Statement, Debtors have expressly reserved the right to seek "cramdown" in the event all Impaired Classes do not vote in favor of the Plan.

II.  DESCRIPTION OF DEBTORS' BUSINESSES

     A.   In General.

          PHI, a Delaware corporation, is the creator and world-wide developer of the Planet Hollywood name and its distinctive logo design, along with other widely-recognized trademarks. Since PHI commenced operations in October 1991, the Planet Hollywood name and distinctive logo design have become among the most widely-identified trademarks in the world. The other Debtors are U.S. subsidiaries of PHI. The Debtors' primary business is the operation of distinctive movie and entertainment-based theme restaurants and retail merchandise stores throughout the United States and Europe. The Debtors also have franchisees and licensees in various locations throughout the world. PHI became a publicly traded corporation in 1996 and, since that time has filed various 10-k, 10-Q, and other public filing reports (the "Reports"). The Reports contain various information about the history of PHI, including all past and present officers and directors, and Creditors may wish to review the Reports for additional information on PHI.

          Historically, an important part of PHI's strategy has been to promote its brands through the active involvement of celebrities and celebrity stockholders. Certain celebrities have granted PHI the right to use their name, approved likeness, approved biography and selected career memorabilia in connection with the promotion, advertising and operation of PHI's units. The collection of owned, leased and on-loan memorabilia (collectively, the "Memorabilia") is owned by an affiliate of PHI and a debtor herein, Planet Hollywood Memorabilia, Inc. ("PHM"). The restaurant experience offers popular cuisine, attentive service and an atmosphere of excitement created by combining unique layouts and decor with custom-designed videos, audio soundtracks, prominently displayed Memorabilia, and merchandise.

          PHI has entered into various license and franchise agreements with various parties, including insiders and other related parties to the Debtors and members of the Debtors' Board of Directors, permitting the domestic or overseas operation of restaurant and/or merchandise locations, and the use of PHI's brands and trademarks in specified markets. Some franchisees have the exclusive right to open units in specified countries. In return for the license or franchise, PHI generally receives an initial non-refundable fee and continuing royalties based on a percentage of the total revenues of the units. A list of the current licensed or franchised units is attached hereto as Exhibit "C" and is incorporated herein by reference.

     B.   Significant Developments.

          By the end of 1998, PHI, through its various operating subsidiaries and affiliates, together with its franchises and licensees, operated ninety-five
(95) units, including fourteen (14) retail units, located in thirty-one (31) countries around the world, of which sixty (60) were owned by PHI. All PHI-owned units were located on leased sites, with long-term lease arrangements, substantially all of which were guaranteed by PHI. Approximately seventy-two percent (72%) of PHI's revenues at the end of 1998 were derived from domestic operations, approximately twenty-four percent (24%) from European operations, and approximately four percent (4%) from operations in other areas, including Canada.

          In 1998 and continuing in 1999, PHI and its existing subsidiaries and affiliates experienced declines in revenues at their restaurants, decreases in promotional and specialty retail sales, and significant decline in the collection of franchise and license fees. PHI experienced a loss on operations in 1998 of approximately $201 million, including $139 million of recorded charges relating to the impairment of long lived assets, restructuring, severance, and accelerated compensation costs. PHI attributed the decrease in revenues primarily to a decline in customer traffic stemming from increased competition in the theme dining industry and tourism in several major markets. Moreover, there had been a decline of significant promotional and specialty retail sales.

          Consequently, on October 12, 1999, PHI, and twenty-five of its domestic subsidiaries, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in Delaware, styled In re Planet Hollywood International, Inc. et al, Case No. 99-3612 (jointly administered). In the prior bankruptcy, PHI filed and confirmed a plan of reorganization on January 21, 2000 and closed franchised or sold PHI's underperforming locations (the "2000 Plan").

     C.   Events Leading to Chapter 11 Filing.

          As of May 9, 2000, PHI successfully restructured its indebtedness through the 2000 Plan, emerging with 22 company owned units. Following the restructuring, PHI initiated a multifaceted revitalization program which included the implementation of a new menu, merchandise line, retailing strategies, and began to institute an operational improvement program designed to increase guest counts, sales and profits. In addition, PHI commenced an aggressive cost savings program which reduced corporate overhead and continued to monitor restaurant units. In the case of an underperforming unit, PHI would evaluate selling, closing, franchising, or licensing the restaurant unit including licensing or selling such units to insiders of the Debtors.

          PHI's revitalization program had just begun to produce positive comparative food and beverage sales for the first and second quarter of 2001. However, in the second quarter of 2001, PHII identified a need to restructure its existing capital structure and secure additional financing to complete its reorganization efforts and fund operations through the revitalization period. In an effort to continue the turnaround initiative, PHI embarked on the process of identifying potential sources of refinancing and negotiating the disposition of underperforming restaurant locations in the third quarter of 2001. However, due to the economy's slow growth, coupled with the adverse impact on the tourism industry due to the drop in consumer sentiment, the erosion of consumer spending, and the decline in consumer expectations since the September 11, 2001 terrorist attacks on New York, Washington D.C., and Pennsylvania, the Debtors were forced to reevaluate the refinancing plan and close or target for closing, or otherwise dispose of, approximately 12 operating locations.

          Given PHI's dependence upon the overall health of the tourism industry and its location in some of the world's most desirable tourist destination, such as Orlando, New York City, London, Paris, and Las Vegas, the terrorists attacks had an immediate impact. After careful deliberation of the impact of the September 11, 2001 terrorists attacks on PHI's business and intended refinancing, PHI and its affiliates and subsidiaries filed a second petition for reorganization under Chapter 11 of the Code on October 19, 2001, (the "Petition Date").

     D.   Events Subsequent to Chapter 11 Filing.

          As of Petition Date, PHI owned and operated ten (10) restaurants under the name of Planet Hollywood, including seven (7) in the United States. Certain nondebtor affiliates own and operate the remaining three (3) of the Planet Hollywood theme restaurants, one in Paris, one in Disneyland Paris, and one in London. Generally, the premises on which each restaurant and store are located have separate lease agreements with the respective landlord. In most instances, PHI has guaranteed the obligations of its subsidiaries and certain licensees under the leases. Since the Petition Date, the Debtors have been continuing to operate their businesses and manage their properties as debtors-in-possession under Sections 1101(a) and 1108 of the Code.

          On November 8, 2001, the United States Trustee formed the Committee, and, thereafter, the Committee hired Olshan Grundman Frome Rosenzweig & Wolosky, LLP, and Akerman,

Senterfitt & Eidson, PA, as counsel. The Committee also engaged BDO Seidman LLP as its accountants and financial advisors. The Committee has been extremely active in the case and assisted the Debtors with certain matters.

          During the initial stages of these proceedings, the Debtors and the Committee were contacted by a potential purchaser for Debtors, or plan funder in order to gain control of the Debtors under a plan of reorganization, Landry's, Inc. ("Landry's"). Landry's, through an affiliate who holds a contingent and disputed claim against PHI, had also appeared in these cases at various court hearings and conducted due diligence, however, Landry's no longer appears interested in a purchase offer or participating as a plan funder.

          Pursuant to various provisions of the Code, the Debtors have sought and obtained numerous orders from the Bankruptcy Court intended to facilitate the operations of Debtors. Those orders authorized Debtors to, among other things: (i) use cash collateral subject to Liens; (ii) continue their cash management programs, bank accounts, and investment practices; and (iii) pay certain prepetition Claims, including Claims of employees for wages, salaries and employee benefits, sales and use taxes, and special customer-related Claims in order to permit Debtors to conduct their ongoing business substantially as they did prior to the Petition Date.

          In addition, the Debtors have renegotiated and assumed several leases providing substantial economic benefit to the bankruptcy estates. The Committee has aided the Debtors efforts to retain several beneficial lease agreements. Specifically, the Debtors, with the Committee's assistance, have reduced the lease payments for the Honolulu, Hawaii and the Mall of America restaurant locations. The Debtors have also assumed leases with Walt Disney World Hospitality & Recreation Corporation and Lake Buena Vista Communities, Inc. The Debtors continue to evaluate its restaurant operations to determine if any underperforming locations should be targeted for selling, franchising, licensing or other disposal prior to emergence. In furtherance of the foregoing, the Debtors have targeted the London restaurant operation and anticipate, under separate motion to the Court, that the London location may be licensed prior to emergence.

          As to the prior bankruptcy, the Debtors intend to close and withdraw, without prejudice, all pending claim objections in the bankruptcy case styled In re Planet Hollywood International, Inc. et al, Case No. 99-3612 (jointly administered). As such, the Holders of Claims and Interests in the 1999 Bankruptcy Case, who have timely filed claims prior to the bar date (the Claims Bar Date was February 25, 2002) and are otherwise Allowed Claims, shall be afforded the treatment prescribed for Holders of Allowed Class 7 Claims.

          During the initial stages of the proceedings, the Debtors and Committee engaged in a series of negotiations with respect to a consensual plan of reorganization or other strategic alternatives available to the Debtors. However the parties failed to reach a consensus. Thereafter, the Committee began its investigations of the Debtors and insiders and other related parties. After the Committee began its investigation, the Debtors and Committee again engaged in protracted and often hostile negotiations. Unable to reach a settlement with the Committee, the Debtors filed their first Plan. PHI then began negotiating with the Committee to obtain consensual terms for the treatment in Class 6 and 7. Unfortunately, the negotiations again proved unsuccessful. To that end, on May 9, 2002, the Committee filed a motion to appoint an examiner to analyze potential insider-related claims. Despite PHI's belief that the alleged insider-related claims are without merit, PHI supported the appointment of an examiner.

          On August 8, 2002, Soneet Kapila, the Court appointed examiner ("Examiner") issued his report. Overall, the Examiner looked at approximately 18 different issues or transactions to determine whether possible actions or omissions by PHI, or its officers and directors, created liability in favor of the creditors of PHI. The Examiner looked through numerous boxes of documents supplied by PHI and interviewed or met with numerous parties involved. Notably, however, the Examiner did not meet with either counsel to PHI or Mr. Earl. The two main areas recommended for further analysis cited by the Examiner involved:
(i) the write-off of certain celebrity receivables; and (ii) transactions whereby money losing restaurants were transferred to a separate company controlled, indirectly, by certain officers of PHI. The Examiner's report has been filed with the Court, and any creditor seeking additional information should obtain a copy of the report and study it on their own.

          As noted, the bulk of the documents provided to the Examiner were actually provided by PHI. Moreover, the Examiner specifically notes the cooperation provided by PHI and its officers. Although the Examiner accurately stated the factual nature of certain transactions, PHI specifically rejects most of the Examiner's conclusions and believes the Examiner did not fully appreciate or sufficiently analyze the core nature of the cited transactions. PHI believes that the actions or inactions raised by the Examiner as being potentially troublesome resulted in no economic loss to PHI or its creditors. Indeed, PHI believes that some of the questioned transactions resulted in a cost savings to PHI.

          PHI filed its original and after the filing of the Examiner's Report, the first amended plans without having reached an agreement with the Committee. Approval of these plans was never significantly pursued by PHI because active negotiations were still continuing with the Committee. As expected, on September 12, 2002, the Court entered an order denying approval of the Debtors' first Disclosure Statement for the reason that it failed to provide adequate information to allow creditors to determine whether to vote to accept or reject the treatment of their claims under the First Plan. The Court also directed the Debtors to file an amended disclosure statement on or before September 13, 2002. Such amended disclosure statement was filed but, again, not pursued actively because of ongoing negotiations.

          Despite PHI's belief that the contents and findings in the Examiner's report do not give rise to any monetary liability, the Debtors and Released Parties recognize that certain parties could view certain causes of action against officers and directors as a means of asset recovery to the PH Creditors Trust, and the need for the Debtors to emerge prior to the end of 2002. Therefore, the Plan involves payment of the Net Settlement Cash and Administrative Fund in exchange for the releases in favor of the Released Parties. Collectively, PHI, its officers and directors (or proceeds from an applicable insurance policy) have agreed to pay the Net Settlement Cash to Class 7 Creditors and to pay the Administrative Fund to the PH Creditors Trust. The Net Settlement Cash will be distributed by the Debtors to Holders of

Class 7 Claims in return for the releases set forth in Article VIII of the Plan and Article V hereof. The distribution of the Net Settlement Cash will be made by the Reorganized PHI within two (2) weeks of the Effective Date. Additionally, CIT/WLR has agreed to compromise its Class 3 Claims and Bay Harbour has agreed to compromise its Classes 5 and 6 Claims as noted infra and allow flexible credit terms in exchange for the Release in its favor.

     Accordingly, even though the Released Parties believe that any claims brought against them would be meritless, the Released Parties have determined that payment of the Net Settlement Cash and Administrative Fund for the holders of Class 7 Claims will avoid the cost to, and disruption of, the business of the Reorganized Debtors and therefore will be more beneficial to the Reorganized Debtors and the Released Parties than the successful defense of such claims.

     E.   Confirmation Issues

          Several parties have expressed opposition to PHI's future operating plans or the Plan itself. First, Bertlesmann, Inc., the lessor of the New York restaurant, has not consented to assumption of its lease. PHI intends to assume the Bertlesmann lease and believes the cure amount for pre-petition rent is $494,500. Bertlesmann contends the cure amount is approximately $541,000 and PHI will pay the amount required by the Court or agreed to by the parties. PHI will fund such from the Exit Financing and operational cash flow. The cure amount will be paid on the Effective Date. As to non-monetary defaults, PHI will expend funds necessary to cure any such defaults. Bertlesmann has stated in its opposition that the amount to cure such defaults may be $75,000. Second, Boardwalk Regency Corporation (Ceasar's Atlantic City) and Desert Palace, Inc. (Ceasar's Tahoe) object to assumption of their leases based on pre-petition non-monetary defaults primarily related to insufficient celebrity appearances. The Ceasar's entities allege such defaults cannot be cured. PHI asserts that it has complied with the respective leases in all respects and, even if such defaults occurred, they are not material enough to prevent assumption. As to adequate assurance of future performance of all assumed leases, PHI asserts its history of payments during

Chapter 11 and the results set forth in the projections contained in Exhibit "G" evidence adequate assurance.

III. THE PLAN

     THE FOLLOWING SUMMARY IS INTENDED ONLY TO PROVIDE AN OVERVIEW OF DEBTORS' PLAN. ANY PARTY IN INTEREST CONSIDERING A VOTE ON THE PLAN SHOULD CAREFULLY READ THE PLAN IN ITS ENTIRETY BEFORE MAKING A DETERMINATION TO VOTE IN FAVOR OF OR AGAINST THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PLAN.

     A.   Overview.

          On the Effective Date, all of the prepetition equity in PHI shall be canceled and new equity distributed as set forth herein. PHI shall continue to own 100% of all other Reorganized Debtors. As noted the cases of the subsidiaries listed in Exhibit "C" will be dismissed and any general unsecured Claims in those cases will be included in Class 7. All Allowed Unsecured Claims shall be held only against PHI. In summary, the Plan contemplates emergence of the Reorganized Debtors, listed in Exhibit "A" and a total of at least nine (9) operating locations.

          All Claims against the Reorganized Debtors shall be classified and treated pursuant to the terms of the Plan. All Claims by any Debtor against any other Debtor shall be waived.

          As noted more fully below, the Plan contains eight (8)

Classes of Claims and Interests. There are five Classes of Secured Claims, one Class of Unsecured Claims, one Class of Unsecured Priority Claims, and one Class of Interests.

          Overall, the Plan provides that Holders of Allowed Administrative Claims will be paid in full on the Effective Date. Holders of Allowed Priority Claims will be paid by the Reorganized Debtors over time, with interest, over a period of six years.

          As to Serena Holdings Ltd.'s ("Serena") Allowed Secured Claim in respect of the Debtor-in-Possession Loan, it will be paid according to the terms set forth in the Court's order allowing the DIP Loan but such shall have an extended maturity date. The Holders of the Allowed Class 3, 4, and 5 Claims will be paid monthly interest, and principal according to the respective schedules set forth supra, and maturity dates as set forth supra. Holders of Allowed Claims in Class 6 will receive as a group: (i) the New PIK Notes; and (ii) a Pro Rata Share (based on their percentage of the Allowed Class 6 Claims) of fifty-one percent (51%) of the equity in the Reorganized PHI.

          On the Effective Date, Holders of Allowed Unsecured Class 7 Claims shall receive, in full satisfaction of their Allowed Unsecured Claims, the Net Settlement Cash, and an interest in the PH Creditors Trust. The Net Settlement Cash shall consist of the greater of: (i) $1,750,000; or (ii) $2,400,000 less Allowed Administrative Claims for professionals employed by the Committee (excluding the Examiner) which accrued on or prior to September 30, 2002. In order to secure the full and complete compliance with the terms of the Plan, the Net Settlement Cash shall be funded and placed into a segregated account one business day prior to the Confirmation Date. As noted, the Holders of Allowed Unsecured Claims shall also receive a Pro Rata Share of the assets of the PH Creditors Trust. The PH Creditors Trust shall be vested with the Causes of Action and Debtors will fund $100,000 for the trust's post-confirmation administrative and professional expenses ("Administrative Fund"). The Administrative Fund will also be funded and placed in a segregated account one business day prior to the Confirmation Date. As part of the compromise with the Committee, the Debtors will promptly reconcile claims and file objections to claims or other related adversary proceedings or contested matters within ten (10) days after conclusion of the Disclosure Statement Hearing and shall diligently prosecute any filed objection, adversary proceeding, or contested matter. Because of the large number of potential Holders of Unsecured Claims and the uncertainty of the resolution of numerous objections to claims, it is impossible at this time to predict with accuracy the ultimate amount of Allowed Unsecured Claims. However, a condition to occurrence of the Effective Date shall be that the aggregate Allowed Class 7 Claims (including the claimed amount for Unsecured Claims for which an objection is pending but unresolved) does not exceed $28,000,000. As part of the compromise with the Committee, any party provided a release under Article VIII of the Plan shall be deemed to waive and relinquish any Class 7 Claim against the Debtors and shall not participate in any distribution as a Class 7 Creditor.

     The Debtors expect the distribution to be in the range of 7-9 percent. The Class 8 Interests will be canceled upon the Effective Date. Accordingly, all Classes are Impaired under the Plan.

     B. Classification and Treatment of Claims.

          1. Priority Claims.

               a. Administrative Expense Claims.

                    Holders of all Allowed Administrative Expense Claims of the Debtors shall be paid in full on the Effective Date or in accordance with existing credit or repayment terms. PHI's cash-on-hand as of the Effective Date shall be first used to pay Allowed Administrative Expense Claims, and, to the extent such funds are insufficient, then the Exit Financing provided by the Exit Lender will be used to fund these expenses.

               b. Priority Tax Claims.

                    Except to the extent that the Holder and the Reorganized Debtors have agreed or may agree to a different treatment, each Holder of an Allowed Priority Tax Claim shall receive from the Reorganized Debtors, in full satisfaction of such Claim, payments equal to the Allowed Amount of such Claim. Allowed Priority Tax Claims will be paid based on a six (6) year amortization and maturity with interest at six percent (6%); the payments will be made quarterly. Payments will commence on the later of the Effective Date, or on such date as a respective

Priority Claim becomes Allowed. Debtors estimate that the filed amount of Priority Tax Claims will not exceed $2,021,250.18; however, Debtors believe that the total amount of Allowed Priority Tax Claims will be reduced because many of the Claims are against entities which will dissolve prior to emergence.

               c. Class 1 - Priority Wage, Vacation, and Benefit Claims.

                    Class 1 Claims consist of all Priority Claims, which are defined as those Claims entitled to priority pursuant to 11 U.S.C. (S)507(a)(3) and (4), and exclusive of Priority Tax Claims under 11 U.S.C. (S)507(a)(8). Class 1 Priority Claims in this Case include unsecured Claims for wages, salaries or commissions, as described in (S)507(a)(3)as well as for benefits delineated in (S)507(a)(4). The Debtors believe that no such Allowed Claims exist; however, Principal has filed part of its claim as a Priority Wage Clam and, if ultimately Allowed, its Priority Wage Claim will be treated as set forth herein. To the extent any Class 1 Allowed Priority Claim is unpaid as of the Effective Date, then such portion of the Allowed Amount of any such Claim shall be paid in full on either the Effective Date or the date on which such Priority Claim becomes allowed.

          2. Secured Claims.

               1. Class 2 - Serena Holdings, Ltd.

                    Class 2 consists of the Allowed Secured Claim of Serena which relates to the post-petition debtor-in-possession Loan. Currently, there is no balance on the debtor-in-possession loan. However, once PHI draws on the loan, the Claim is secured by a second priority Lien on the Memorabilia of PHM and a first priority Lien on all other personal property of all Reorganized Debtors. The Claim is entitled to priority over any and all administrative expenses of the kind specified in Bankruptcy Code (S)(S) 503(b) or 507(b); provided however, that the administrative priority accorded Serena does not extend to the Excluded Assets (as defined in the Order approving the debtor-in-possession loan) and assets not subject to the lien of CIT/WLR or the proceeds thereof and it is subject and subordinate to, amounts payable to the U.S. Trustee pursuant to 28 U.S.C. (S)1930(e)(6) and the payment of allowed professional fees in these cases incurred by the Debtors and the Committee up to $450,000 in the aggregate ($256,000 of which is earmarked for the Committee's professionals and $194,000 for Debtors' professionals).

                    Serena, on account of its Allowed Secured Claim shall retain its Lien against the Reorganized Debtors and be paid 100% of its Allowed Secured Claim. In full satisfaction of this Allowed Secured Claim, Serena shall receive monthly interest payments (at the contract rate) on amounts actually outstanding under its loan from time-to-time, and such loan shall be extended to have a maturity date of two years from the Effective Date. Serena will continue to make the line of credit available to fund the Exit Financing, the Net Settlement Cash, Administrative Fund, and operational needs, all pursuant to existing credit terms. On the Effective Date, the DIP Facility shall become the Exit Financing. Payments of interest will commence thirty (30) days after the first advance under the Exit Financing and be due each month thereafter. The source of repayment will be from the income of the Reorganized Debtors. As additional inducement to provide the Exit Financing and a extended maturity date, the Class 2 Creditor shall receive seven and one-half percent (7.5%) equity in the Reorganized PHI.

               2. Class 3 - CIT/WLR.

                    Class 3 consists of the Allowed Secured Claim of CIT Group/Business Credit Inc. and WLR Recovery Fund L.P. ("CIT/WLR"). The Claim is secured by a first priority Lien on the Memorabilia and a secured priority Lien on all other personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, CIT/WLR shall retain its Lien against the respective assets of the Reorganized Debtors and receive Plan Payments, remedies, and rights as set forth in the Settlement Agreement ("Settlement Agreement") attached hereto as Exhibit "D". The Settlement Agreement sets forth the method and timing of Payments to CIT/WLR and the rights of CIT/WLR upon default.

               3. Class 4 - South Trust.

                    Class 4 consists of the Allowed Secured Claim of South Trust Bank, Central Florida, N.A. ("South Trust"). The Claim is secured by a third priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, South Trust shall retain its Lien against the Reorganized Debtors and receive monthly interest payments (at the contract rate) and its loan shall be extended to have a maturity date three (3) years from the Effective Date. Interest payments will commence on the First Business Day of the First Calendar month after the Effective Date and continue each month thereafter. South Trust shall not be entitled to receive repayment of principal until maturity or as otherwise specified in its existing loan documents. In addition, as consideration for consenting to Bay Harbour's Allowed Secured Claim being elevated on a pari passu basis with its Allowed Secured Claim, and an extended maturity date, South Trust will receive eleven and one-half percent (11.5%) of the equity in the Reorganized PHI.

               4. Class 5 - Bay Harbour.

                    Class 5 consists of the Allowed Secured Claim of Bay Harbour Management L.C. ("Bay Harbour"). The Claim is currently secured by a fourth priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, Bay Harbour shall retain its Lien against its current collateral owned by PHM and the Reorganized Debtors and receive monthly interest payments (at the contract rate) and its loan shall be extended to have a maturity date three (3) years from the Effective Date. Interest payments will commence on the First Business Day of the First Calendar month after the Effective Date and continue each month thereafter. Bay Harbour shall not be entitled to receive repayment of principal until maturity or as otherwise specified in its existing loan documents. As an inducement to receiving no principal amortization and an extended maturity date, the Allowed Class 5 Claim shall receive twenty percent (20%) of the equity in the Reorganized PHI, shall receive the Release set forth in Article V herein, and its Lien priority will become Pari Passu with the Allowed Class 4 Claim.

               5. Class 6 - PIK Note Holders.

                    Class 6 consists of the Allowed Secured Claims of the Holders of PIK Notes. Debtors estimate there will be $76,000,000.00 in aggregate Allowed PIK Notes. The Class 6 Claims are secured by fifth priority liens on the Memorabilia owned by PHM and on the personal property of all the Reorganized Debtors. In full satisfaction of these Allowed Secured Claims, Holders of Allowed PIK Notes shall receive, on the Effective Date: (i) New PIK Notes in the amount of $20,000,000 secured by a lien of the same relative priority and in the same collateral as the existing PIK Notes; and (ii) fifty-one percent (51%) of the equity in the Reorganized PHI. Distribution of equity to the Allowed Class 6 Claims will be done on a Pro Rata basis with each holder of an Allowed Class 6 Claim receiving individual equity ownership of the Reorganized PHI equal to the holders share of the total Allowed Class 6 Claims. PHI estimates that the number of existing PIK Holders who shall receive the New PIK Notes and new equity is approximately 214. The New PIK Notes will be paid quarterly payments of interest at nine percent (9%) with a maturity date seven (7) years from the Effective Date commencing March 30, 2003. If the Reorganized PHI determines that it has insufficient funds to make such interest Payments on the New PIK Notes, the Holders of the New PIK Notes will receive additional New PIK Notes in an amount equal to the unpaid interest payments. It is expected that $1,000 in New PIK Notes will be issued for each $3,000 PIK Notes face value, and $1,000 shall be the minimum lot size. However, no fractional New PIK Notes will be issued and the issuance of New PIK Notes will be rounded to the nearest thousand. Thus, for any Holder of less than $3,000 PIK Notes, the Reorganized PHI will not issue physical New PIK Notes but instead such Holders interest in the New PIK Notes will be recorded in the books and records of the Reorganized PHI in memo form. Moreover, at the option of such Holders of less than $3,000 PIK Notes, such Holders may elect to receive Cash in lieu of New PIK Notes and equity, at a rate of $150 per $1,000 in PIK Notes. The distribution of the New PIK Notes and equity as set forth herein shall be in full satisfaction of the entire Allowed Claim of each holder of a PIK Note.

          3. Class 7- General Unsecured Claims.

               Class 7 consists of the Allowed Claims of the Unsecured Creditors. As a condition to occurrence of the Effective Date, there must be no more than Twenty Eight Million Dollars ($28,000,000.00) in aggregate Allowed Unsecured Claims (including the claimed amount of any Unsecured Claim for which an objection is pending but not resolved). Although the Claims register in PHI shows a total of $154,000,000 in filed Claims, PHI asserts that the true amount of Allowed Unsecured Claims is $28,000,000 or less when the filed Claims are adjusted for Secured Claims (approximately $95,000,000) and Claims cured through lease assumptions (approximately $30,000,000). As part of the compromise with the Committee, the Debtors shall reconcile claims and shall file objections to claims or related adversary proceedings or contested matters within ten (10) days after conclusion of the Disclosure Statement Hearing, and shall diligently pursue such objections, adversary proceedings, or contested matters. In addition, also as part of the compromise with the Committee, all parties obtaining a release under Article V shall be deemed to waive and relinquish any distribution as a Class 7 Creditor. All Intercompany Claims shall also be waived and released. Holders of Allowed Unsecured Class 7 Claims shall receive, in full satisfaction of their Allowed Unsecured Claims, on the Effective Date, a Pro Rata Share of the Net Settlement Cash and a Pro Rata Share of the PH Creditors Trust and, to the extent that the PH Creditors Trust makes any distributions from and after the Effective Date, distribution(s) in Cash from the PH Creditors Trust equal to its Pro Rata Share of the PH Creditors Trust.

               The assets of the PH Creditors Trust shall consist of the Causes of Actions (specifically excluding any and all claims and Causes of Action in respect of the Released Parties and Released Claims, Unclaimed Property) and the Administrative Fund. The Net Settlement Cash and the Administrative Fund will be funded and placed in a segregated account one business day prior to the Confirmation Hearing.

               On the Effective Date, the PH Creditors Trust shall be established, and the Creditor Agent and Beneficiary Committee shall execute the Creditor Trust Agreement. On the Effective Date, the Causes of Action and Administrative Fund shall be transferred to and vested in the PH Creditors Trust free of Claims, Liens, and Interests. Distribution of the Net Settlement Cash shall be made by the Reorganized PHI and will be distributed within two (2) weeks after the Effective Date, unless the Reorganized PHI, Committee and PH Creditors Trustee agree to a later date in writing. No distribution will be made to any Holder of a Disputed Claim. Any distributions to a Holder of a Disputed Claim shall be made if, when and only to the extent such Disputed Claim is or becomes an Allowed Claim pursuant to a Final Order or by settlement or otherwise. To the extent Claims are Disputed Claims, the Debtors shall establish a reserve for Disputed Claims, to be deducted from the amount of the Net

Settlement Cash to be distributed to Holders of Allowed Unsecured Claims on the Effective Date. Any person who holds both an Allowed Claim and a Disputed Claim will receive the appropriate distribution on the Allowed Claim, although no distribution will be made on the Disputed Claim until such dispute is resolved by settlement or Final Order.

               On the Effective Date, each Holder of an Allowed Class 7 Claim will become a beneficiary of the PH Creditors Trust, a creditors' liquidating trust to be formed on the Effective Date, which will be managed by a Creditor Agent selected by the Creditors' Committee, pursuant to the terms of the Creditors Trust Agreement attached hereto as Exhibit "E". Each beneficiary of the PH Creditors Trust will receive a Pro Rata Share of any distributions that may be made by the PH Creditor Trust, which Pro Rata Share will be based on the total amount of Allowed Unsecured Claims. Upon receipt of its distribution of its Pro Rata Share of the Net Settlement Cash and its Pro Rate Share of the PH Creditors Trust, each Holder of an Allowed Unsecured Claim shall be deemed to have permanently relinquished its right to receive any further payment or distribution from the Reorganized Debtors in respect of its Claim.

               The Creditor Agent will have the power and authority to pursue the claims and Causes of Action transferred to the PH Creditors Trust for the benefit of Class 7 Creditors. The Creditor Agent will attempt to obtain funds to distribute to Class 7 Creditors from the assets transferred to the PH Creditors Trust, but it is difficult to provide an estimate of the timing or amount of such recoveries or the prospects of a distribution. Any distributions to Class 7 Creditors are speculative in nature, and depend upon such contingencies as the success in litigation by the Creditor Agent. The Debtors have not finalized their analysis of (S)547 or 548 actions and, as such, cannot estimate the potential recovery from such sources.

               Except as to distribution of the Net Settlement Cash, the PH Creditors Trust shall be responsible for all distributions to Allowed Class 7 Claims and for all Post-Confirmation claims objections for Class 7 Claims; provided, however, that the Reorganized PHI shall finish prosecution of all claims objections or related contested matters or adversary proceedings commenced on or prior to the Effective Date. The Debtors have agreed as part of the settlement with the Committee, to object to Claims no later than ten (10) days after entry of an order approving the Disclosure Statement.

               The Reorganized Debtors have also agreed in good faith to use their best efforts to use vendors, suppliers, and other trade creditors who are Holders of Allowed Class 7 Claims and who vote in favor of the Plan.

          4. Interests: Class 8 - All Equity Interests

               Class 8 consists of any and all common stock, stock options, and warrants currently issued or authorized (collectively, "Equity Interests") in any of the Debtors. The Class is impaired as, upon the Effective Date, all currently issued or authorized equity interests in any of the Debtors shall be canceled and of no further force and effect. Accordingly, the Holders of the Class 8 Interests, except to the extent that they are entitled to Distribution elsewhere under the Plan, shall not have an ownership interest in the Reorganized Debtors.

     C. Means of Implementation.

          1. Business Operations and Cash flow.

               The Plan contemplates that the Reorganized PHI will continue to maintain a centralized corporate administrative office which shall operate the nine (9) restaurants and collect revenue from its licensing and franchising activities in operation as of the date of this Plan and auction Memorabilia sufficient to satisfy the Allowed Class 3 Claim. In addition, Serena will continue to make available the existing credit line up to the aggregate amount of $2.5 million ("Exit Financing"). The Debtors anticipate use of a consolidated cash management system. The Debtors believe cash flow from the continued operation of the restaurants and the Exit Financing will be sufficient to meet all required Plan payments.

          2. Funds Generated During Chapter 11.

               Funds generated from operations until the Effective Date will be used for Plan Payments.

          3. Management and Control of Reorganized PHI.

               a. Directors. The operations of the Reorganized PHI shall be overseen by its Board of Directors. The Board of Directors shall have the power to request and obtain all financial data and operational information regarding the

Reorganized Debtors at any time. The Board of Directors shall have all corporate authority vested in boards of directors under the applicable laws of the State of Delaware including the power to appoint and terminate officers and to liquidate the Reorganized Debtors and to wind up its affairs, with all such powers to be exercised by a majority vote.

                    The Board of Directors shall be composed of up to seven Directors. The initial Board of Directors will be Mr. Robert Earl, Mr. Thomas Avallone, Mr. Doug Teitelbaum, and up to four additional Board of Director members to be identified prior to the Confirmation Hearing. It should be noted that a significant portion of Class 6 Claims are owned or controlled, directly or indirectly, by Bay Harbour or certain affiliates and subsidiaries, and by a trust for the benefit of Mr. Earl's children and as to which Mr. Earl has disclaimed any beneficial interest.

                    The initial Directors shall continue to serve until either
(i) Reorganized PHI ceases to do business, or (ii) a Director resigns or is replaced by the shareholders in accordance with Delaware law. The Directors shall be entitled to receive reasonable compensation.

               b. Officers. No officer of Reorganized PHI shall have the authority to sell substantially all of the assets of Reorganized PHI or to liquidate Reorganized PHI unless a majority of the Directors of Reorganized PHI approves such actions. Should a majority of the Directors of Reorganized PHI instruct the officers of Reorganized PHI to take such actions, the officers of Reorganized PHI shall follow such instructions to the best of their abilities.

                    Mr. Robert Earl shall be the initial President and Chief Executive Officer of Reorganized PHI, and Mr. Thomas Avallone shall be the Chief Financial Officer of Reorganized PHI. Mr. Mark Helm will remain as General Counsel and Vice President. Messrs. Avallone and Helm shall each be provided with one (1) year management contracts which shall be disclosed at or prior to the Confirmation Hearing. After discussions with several PHI's secured creditors, it is Reorganized PHI's belief that the continued involvement of Mr. Earl is a condition precedent to the concessions received herein from the secured creditors and lenders and is crucial to Reorganized PHI's go-forward success. In addition to Mr. Earl's role in developing and coordinating the plan set forth herein, Mr. Earl has absorbed several job functions post-filing, implemented numerous corporate and overhead cost controls and has established a small management team that reports directly to Mr. Earl in executing the day to day operational strategy. Further, the continued involvement of Mr. Earl with Reorganized PHI is required in order to satisfy certain obligations of Reorganized PHI to go-forward landlords.

                    In light of the foregoing, coupled with Mr. Earl's intimate knowledge of Reorganized PHI's operations and critical role in the continued development of the "Planet Hollywood" brand as well as celebrity and Hollywood relationships, the continued employment of Mr. Earl is a critical prerequisite to Reorganized PHI's feasibility. Accordingly, Reorganized PHI shall enter into a three (3) year management contract with Mr. Earl. The management contract shall provide, in exchange for Mr. Earl's continued involvement as Reorganized PHI's Chief Executive Officer and President, that Mr. Earl shall receive a base salary of $200,000 and a $400,000 consulting fee plus certain incentives, standard health benefits and a monthly car allowance of $1,100. In addition, Mr. Earl shall receive ten percent (10%) of the equity of Reorganized PHI. The initial salary under the contract of Mr. Avallone shall be based on a monthly compensation of $12,500.00, plus health and life insurance; and the initial salary under the contract of Mr. Helm shall be $135,000.00 per year, plus health and life insurance. It is anticipated that PHI will develop an equity based incentive program for its officers, directors and key employees.

                    The President shall have authority to conduct the operations of Reorganized PHI and shall delegate such authority to other officers as the Board of Directors may direct. The President, Chief Financial Officer, and General Counsel and Vice President of Reorganized PHI shall have the powers, duties, and responsibilities typically held by such officers in companies similar to Reorganized PHI and, in addition, shall be responsible for promptly providing any Director with all information regarding Reorganized PHI which such Director may request. The officers of Reorganized PHI shall be entitled to reasonable compensation as determined by respective management contracts, and, if no contract exists, as fixed by the Board of Directors. The management of all other Reorganized Debtors shall be identical to that of Reorganized PHI.

     D. Stock in Reorganized Debtor.

          After Confirmation but prior to the Effective Date, Reorganized PHI shall take the necessary action to vest ownership to 100% of the common stock of Reorganized PHI as set forth herein, and PHI shall operate as a private company. It is anticipated that 100,000 shares of common stock shall be authorized and issued. Upon request, Reorganized PHI shall provide to new equity holders the information (if any) needed to meet Rule 144 (d)(4)(i).

          PHI has not filed, and does not intend to file, a registration statement under the Securities Act or any other federal or state securities laws with respect to any of the Plan Securities that they may be deemed to be offering by virtue of PHI's solicitation of acceptances of the Plan pursuant to this Disclosure Statement. PHI is relying on Section 1145(a) of the Bankruptcy Code ("Section 1145(a)") to exempt from registration under the Securities Act and any applicable state securities laws the offer of any Plan Securities that may be deemed to be made pursuant to the Plan to creditors or other parties in exchange for their Claims against or Interests in the Company. Generally, Section 1145(a)(1) exempts the offer and sale of securities pursuant to a Plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor ( or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and
(iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property". PHI believes that the Plan Securities issued to holders of Class 4, Class 5 and Class 6 Claims pursuant to the Plan will satisfy the requirements of Section 1145(a).

          With respect to Plan Securities issued to holders of Class 2 Claims and to Robert Earl, or to any party that is not exchanging Claims for such securities, PHI does not rely on

Section 1145 for an initial exemption from registration, but rather intends to utilize a private placement exemption provided by Section 4(2) of the Securities Act. Recipients of Plan Securities issued in reliance upon the exemption provided under Section 4(2) of the Securities Act should be advised that because PHI is not registering any of the Plan Securities under the federal securities laws that such Plan Securities may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act and other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

          The Plan Securities issued to holders of Class 4, Class 5, and Class 6 Claims may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the Plan Securities as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally,
Section 1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of Section 1145(b).

          Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule

144A, a "qualified institutional buyer" is defined to include, among other Entities (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Ace) or quoted in a U.S. automated interdealer quotation system (e.g. NASDAQ).

          To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., one-year holding period with respect to "restricted Securities", volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and
(b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company. The Securities and Exchange Commission has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issues pursuant to Section 1145 of the Bankruptcy Code.

     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE

     OF WHETHER A PARTICULAR RECIPIENT OF PLAN SECURITIES MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(B)(1) OF THE BANKRUPTCY CODE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE EACH HOLDER OF A CLAIM OR INTEREST POTENTIALLY ENTITLED TO RECEIVE PLAN SECURITIES UNDER THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

     E. Other Provisions.

          1. Leases and Executory Contracts.

               The Plan provides that PHI shall have through and including the hearing on Confirmation within which to assume or reject any unexpired lease or executory contract; and, further, that in the event any such unexpired lease or executory contract is not rejected by such date, then such unexpired lease or executory contract shall be deemed rejected. It is the position of PHI that the executory contracts listed in the Schedule and Amended Schedule of Executory Contracts filed pursuant to Rule 1007, are the only executory contracts to which any of the Debtors was a party on the Petition Date. The Plan also provides for the Court to retain jurisdiction as to certain matters as stated in the Plan, including, without limitation, prosecution of all Causes of Action and objection to Claims. PHI has pending motions to assume leases for the following restaurant locations: (a) New York; (b) Tahoe; (c) Atlantic City; (d) Myrtle Beach; and (e) Las Vegas. PHI also has a pending motion to assume one retail location. The estimated cure amounts for each pending assumption are contained in Exhibit "F". The pending motions will be heard at or prior to Confirmation.

          2. Procedures For Resolving Disputed Claims

               a. Prosecution of Objections to Claims

               Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as otherwise provided in the Plan, PHI shall have the exclusive right to make and File objections to all Claims. All Claims objections filed post-Confirmation related to Class 7 Claims will be administered and maintained by the PH Creditors Trust. All objections commenced prior to Confirmation Date shall be finished by Reorganized PHI.

               Pursuant to the Plan, unless another time is set by order of the Bankruptcy Court, all objections to Claims and Equity Interests shall be Filed with the Court and served upon the Holders of each of the Claims and Equity Interests to which objections are made within 90 days after the Confirmation Date.

               Except as may be specifically set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that, any Debtor had immediately prior to the commencement of the Chapter 11 Cases, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, the Debtors and the PH Creditors Trust/Creditor Agent shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that any Debtor had immediately prior to the commencement of the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced.

               b. Estimation of Claims

               Pursuant to the Plan, PHI may, at any time, request that the Bankruptcy Court estimate any contingent, disputed or unliquidated Claim pursuant to Section 502(c) of the

Bankruptcy Code regardless of whether PHI has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, disputed or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, PHI may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

               c. Cumulative Remedies

               In accordance with the Plan, all of the aforementioned Claims objections, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Until such time as an Administrative Claim,

Claim or Equity Interest becomes an Allowed Claim, such Claim shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

               d. Payments and Distributions on Disputed Claims

               As and when authorized by a Final Order, Disputed Claims that become Allowed Claims shall be paid from the Reorganized PHI's Cash and Assets, such that the Holder of such Allowed Claim receives all payments and Distributions to which such Holder is entitled under the Plan in order to bring payments to the affected Claimants current with the other participants in the particular Class in question. Except as otherwise provided in the Plan, no partial payments and no partial Distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Unless otherwise agreed by the Reorganized PHI or as otherwise specifically provided in the Plan, a Creditor who holds both an Allowed Claim and a Disputed Claim will not receive a Distribution until such dispute is resolved by settlement or Final Order.

               e. Allowance of Claims and Interests

                    (i). Disallowance of Claims

                    According to the Plan, all Claims held by Entities against whom any Debtor has obtained a Final Order establishing liability for a cause of action under Sections 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550
of the Bankruptcy Code shall be deemed disallowed pursuant to Section 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such causes of action against that Entity have been settled or resolved by a Final Order and all sums due the related Debtor by that Entity are turned over to such Debtor.

                    (ii). Allowance of Claims

                    Except as expressly provided in the Plan, no Claim or Equity Interest shall be deemed Allowed by virtue of the Plan, Confirmation, or any Order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy

Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

               f. Controversy Concerning Impairment

               If a controversy arises as to whether any Claims or Equity Interests or any Class of Claims or Equity Interests are Impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, the Debtors' interpretation of the Plan shall govern.

               g. Surrender of Existing Securities

               As a condition to receiving any distribution under this Plan, each Holder of a PIK Note must, if requested by Reorganized PHI, surrender the instrument (the "Instrument") evidencing such PIK Note Holder's Claim with respect to the PIK Notes to Reorganized PHI or the PIK Note Indenture Trustee with respect to the PIK Notes, as appropriate. Upon the Effective Date, the PIK
Note Indenture Trustee shall be discharged, and any Allowed Administrative Claim of the PIK Note Indenture Trustee shall be paid on the Effective Date. Any Holder of a PIK Note that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized PHI before the later to occur of (i) the first anniversary of the Effective Date and
(ii) six months following the date such PIK Note Holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims and/or Interests and may not participate in any distribution under this Plan. Upon compliance with the foregoing provision of this Plan, any PIK Note Holder Claims evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.

          3. Effect of Confirmation

               a. Cancellation of Equity

               On the Effective Date, all of PHI's outstanding Preferred and Common Stock will be extinguished. Upon Confirmation, the Reorganized PHI will file a Form 15 with the S.E.C., pursuant to Rule 12g-4(a)(1)(i) of the Securities Exchange Act of 1934, terminating the registration of the common stock. The equity in Reorganized PHI will be distributed among several Classes of Creditors as set forth in the Plan.

               b. Authority to Effectuate the Plan

               Upon the entry of the Confirmation Order by the Bankruptcy Court, the Plan provides all matters provided under the Plan will be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Confirmation Order will act as an order modifying PHI's by-laws such that the provisions of this Plan can be effectuated. The Reorganized PHI and the Creditor Agent shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve Consummation and carry out the Plan.

               c. Post-Confirmation Status Report

               Pursuant to the Plan, within 120 days of the entry of the Confirmation Order, the Debtors will file status reports with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report will be served on the United States Trustee, the Creditor Agent, and those parties who have requested special notice post-confirmation. The Bankruptcy Court may schedule subsequent status conferences in its discretion.

               d. Escrows

               Pursuant to the Plan, all escrows previously established in the Chapter 11 Cases and still in existence on the Effective Date will continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered or this Plan. Escrowed funds that are released to the Reorganized PHI after the Effective Date will be used to achieve Consummation and carry out the Plan.

          4. Means for Implementation of Class 7 ' Creation of Creditors Trust

               a. Creation of the Creditors Trust. A Creditors Trust shall be created for benefit of Class 7 Creditors under the Plan. The PH Creditors Trust shall be governed by the terms of a Creditors Trust Agreement. It is PHI's intent, and PHI believes it is the Committee's intent, that the PH Creditors Trust should be exempt from registration as an investment company under (S)7 of the Investment Company Act, as an entity engaged in transactions that are merely incidental to their dissolution. As set forth herein and in the Plan; the Committee will determine the trustee for the PH Creditors Trust and will also develop the documents governing the trust and any distributions therefrom. Additionally, it is clear that the PH Creditors Trust: (i) is to exist solely to prosecute and liquidate trust assets and distribute the proceeds; (ii) will not hold itself out as an investment company, but rather as a trust in the process of liquidation; (iii) will not conduct an active trade or business, and will limit any investments to temporary investments (i.e., short-term government securities) pending the distribution of liquidation proceeds; (iv) will be under the continuing jurisdiction of the Bankruptcy Court; and (v) will terminate at some appointed future date, not to exceed five years from the Effective Date of the Plan, unless extended by the Bankruptcy Court. The terms and conditions of the PH Creditors Trust shall be substantially as identified in the Creditors Trust Agreement attached as Exhibit "E". Except as otherwise provided in the Plan, effective as of the Effective Date, all Causes of Action shall be transferred to the PH Creditors Trust to be asserted and prosecuted by the Creditor Agent. From and after Effective Date, the Creditor Agent and no other person shall be authorized to litigate any Causes of Action. The Creditor Agent shall also be vested with all right, powers and benefits afforded a "trustee" under Sections 704 and 1106 of the Bankruptcy Code.

               b. Creditor Agent. Prior to the Confirmation Hearing, the Committee shall select an individual who shall serve as the Creditor Agent of the PH Creditors Trust for a period of time commencing on the Effective Date. The Creditor Agent shall be deemed an agent of the Class 7 Creditors who may be entitled to receive distributions from the Creditors Trust under the Plan. The Creditor Agent shall perform the duties and have the rights and obligations proscribed in the Creditors Trust Agreement.

               The Debtors shall be authorized and directed to execute, deliver, receive and exchange on behalf of the Estates any and all documents necessary to effectuate the transfer of the trust assets, including Unclaimed Property, to the PH Creditors Trust on the Effective Date.

               c. Compensation for Creditor Agent. The Creditor Agent shall be paid on a per hour basis plus actual out-of-pocket expenses, to be paid monthly from the trust assets, pursuant to the PH Creditors Trust Agreement.

               d. Removal of Creditor Agent. The Creditor Agent may be removed 0for good cause by the Beneficiary Committee, subject to Bankruptcy Court Approval, pursuant to the Creditor Trust Agreement.

               e. Preservation, Prosecution and Defense of Causes of Action.

               On behalf of the PH Creditors Trust, the Creditor Agent shall have the right to pursue any and all Causes of Action of the Debtors that will be transferred to the PH Creditors Trust, including all pending adversary proceedings, whether or not such causes of action have been commenced as of the Effective Date, and shall be substituted as the real party in interest in any such actions commenced by or against the Debtors, the Debtors' Estates or the Committee. The Creditor Agent shall prosecute or defend, as appropriate, such actions through final judgment, any appeals deemed necessary and appropriate by the Creditor Agent and collection; provided, however, that the Creditor Agent shall be authorized at any point in any litigation

(a) to enter into such settlements as the Creditor Agent deems to be in the best interest of creditors, subject to Bankruptcy Court approval after notice and a hearing in accordance with Bankruptcy Rule 9019; or (b) to abandon, dismiss and/or decide not to prosecute any such litigation if the Creditor Agent deems such action to be in the best interest of creditors without Bankruptcy Court or other approval. The Creditor Agent shall be subject to the direction of the Beneficiary Committee. In the event that the Creditor Agent believes that a claim or cause of action exists with respect to any person or persons who the Creditor Agent reasonably believes may not be Celebrities (and would therefore not be a Released party), the Creditor Agent shall provide the Reorganized PHI with written notice of its intent to pursue a claim or cause of action against such person or persons. In the event that Reorganized PHI does not dispute in writing the status of such person or persons as Celebrities within ten (10) days of receipt of such written notice, such person or persons shall be deemed not to be a Celebrity for purposes of this Plan. In the event that Reorganized PHI disputes the status of such person or persons as Celebrities, then the Court shall retain jurisdiction to resolve whether such person or persons fit within the definition of Celebrities.

               f. Retention of Professionals. The Creditor Agent and Beneficiary Committee may retain professionals on such terms as the Creditor Agent deems reasonable, subject to the terms of the Creditor Trust Agreement, without Bankruptcy Court approval, except that payments to the professionals for post-confirmation services and expenses shall be made in accordance with the Creditor Trust Agreement.

               g. Payment of Costs/Expenses.

               (i). All costs and expenses and obligations incurred by the Creditor Agent in administering the Creditors Trust and/or Plan or in any manner connected, incidental or related thereto shall be a charge against the PH Creditors Trust, including but not limited to, payments to the Creditor Agent and any attorneys, accountants, brokers or other professionals employed by the Creditor Agent (the Creditor Agent and Professionals, together "Creditors Trust Professionals"). The Creditor Agent and the Creditor Agent and/or Beneficiary Committee Professionals shall submit copies of the complete invoices (with time records) to one another each month. Upon being satisfied as to the correctness and reasonableness of any and all such costs, expenses and obligations, the Creditor Agent shall approve and direct the payment to the PH Creditors Trust Professionals within thirty days of receipt of the invoice.

               (ii). Any professionals retained by the Committee or the Debtors pursuant to 11 U.S.C. (S)327 and 1103 need not submit applications to the Court for fees and expenses incurred during the period between the Confirmation Date and Effective Date pursuant to 11 U.S.C. (S)330, and such shall be paid either by the Debtors or Reorganized PHI; provided, however, that such fees related to professionals employed by the Committee or PH Creditors Trust shall be limited to $25,000, unless such cap is waived in writing by Reorganized PHI. The post-Confirmation fees shall be paid no later than ten (10) days after Effective Date. Upon the Effective Date, all professionals retained by the Debtor or Committee pursuant to 11 U.S.C. (S)327 shall be terminated.

          5. Dissolution of Creditors' Committee and Creation of Beneficiary Committee

               a. Dissolution of Creditors' Committee. As of the Effective Date, or as soon as practical thereafter, the duties of the Committee and any professionals retained by the Committee in this case shall terminate except as to: (i) applications under Section 330 and 503 of the Bankruptcy Code and the Committee's objections to such application; and (ii) enforcement of the provisions of the Plan until the Plan is substantially consummated. On the Effective Date, the Creditor Agent shall be substituted in place of the Committee in any legal proceedings in which the Committee is a named party and shall have all rights and duties of the Committee in such proceeding. No further action between the Creditor Agent and Committee shall be necessary to effectuate such transfer.

               b. Creation of Beneficiary Committee. As of the Effective Date, a Beneficiary Committee shall be created, which shall consist of any member of the Creditors' Committee who is a Record Beneficiary and notifies the Creditor Agent in writing of its intention to serve on the Beneficiary Committee. Any member of the Beneficiary Committee who transfers its Allowed Claim or is paid in full is not eligible to serve on the Beneficiary

Committee, and no transferee of a Beneficiary Committee member shall be eligible to serve on the Beneficiary Committee. Any Beneficiary Member may withdraw from the Beneficiary Committee by sending written notice of withdrawal to the other members of the Beneficiary Committee and Creditors Agent Service List. Any member who withdraws will not be replaced.

               The Beneficiary Committee shall have overall direction and control of the liquidation and prosecution of the Causes of Action. The Beneficiary Committee shall direct, oversee and control all of the activities of the Creditor Agent. The Beneficiary Committee shall have the powers and duties provided in the Plan and Creditors Trust Agreement and shall not be governed by the United States Trustee's office.

IV.  CONFIRMATION

     A.   Confirmation Hearing.

          Section 1128 of the Code requires the Court, after notice, to hold a Confirmation Hearing on the Plan at which time any party in interest may be heard in support of or in opposition to Confirmation. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement to be made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and filed with the Clerk, and delivered to the following persons, at least seven (7) days prior to Confirmation Hearing:

               Counsel for PHI:

                  R. Scott Shuker, Esquire
                  Gronek & Latham, LLP
                  390 N. Orange Avenue, Suite 600
                  Orlando, Florida 32801

               PHI/Debtors:

                  Planet Hollywood International, Inc.
                  Attn: Mark S. Helm, Vice President and General
                  Counsel,
                  8663 Commodity Circle
                  Orlando, Florida 32819

               Official Committee of Unsecured Creditors:

                  Andrew I. Silfen, Esq.
                  Olshan Grundman et al
                  505 Park Ave.
                  New York, NY 10022

                  and

                  Denise Dell, Esq.
                  Akerman Senterfitt
                  255 South Orange Ave., 10th Floor
                  Orlando, FL 32801

               United States Trustee:

                  135 West Central Blvd.
                  Suite 620
                  Orlando, Florida 32801

     B.   Financial Information Relevant to Confirmation

          Attached as Exhibits to the original of the Disclosure Statement filed with the Court, and incorporated herein, are the following:

          (i) Exhibit "G" is a copy of Debtors' financial projections for the first five years of Plan Payments. The projections indicate that the Reorganized Debtors' operational cash flow will be sufficient to service the required Plan Payments at a debt level as described herein using an anticipated Effective Date of December 31, 2002.

          (ii) Exhibit "H" is a copy of Debtors' Chapter 7 liquidation analysis ("Liquidation Analysis") establishing that Creditors of Debtors will fair materially poorer in the event the Debtors are forced into Chapter 7 as compared to the Plan; and

          (iii) Composite Exhibit "I" is a copy of PHI's financial statements for fiscal years 2000 and 2001. The projections and other financial information has been provided by and prepared by the Debtors' management. The projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. These projections are based upon a variety of estimates and assumptions which may not be realized. The projections are based on assumptions existing as of June 2002 and have not materially changed.

     C.   Confirmation Standards

          For a plan of reorganization to be confirmed, the Code requires, among other things, that a plan be proposed in good faith and comply with the applicable provisions of Chapter 11 of the Code. Section 1129 of the Code also imposes requirements that at least one class of Impaired Claims accept a plan, that confirmation of a plan is not likely to be followed by the need for further financial reorganization, that a plan be in the best interests of creditors, and that a plan be fair and equitable with respect to each class of Claims or Interests which is Impaired under the plan.

          The Court shall confirm a plan only if it finds that all of the requirements enumerated in Section 1129 of the Code have been met. Debtors believe that the Plan satisfies all of the requirements for Confirmation.

          1. Best Interests Test

               Before the Plan may be confirmed, the Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each holder of an Allowed Claim or Interest of such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if Debtors were, on the Effective Date, liquidated under Chapter 7 of the Code. Debtors believe that satisfaction of this test is established by the Liquidation Analysis.

               To determine what holders of Claims and Equity Interests would receive if Debtors were liquidated, the Court must determine how the assets and properties of Debtors would be liquidated and distributed in the context of a Chapter 7 liquidation case.

               Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy and to any additional attorneys and other professionals engaged by such trustee and any unpaid expenses incurred by Debtors during the Chapter 11 Case, including compensation of attorneys and accountants. The additional costs and expenses incurred by a trustee in a Chapter 7 liquidation could be substantial and would decrease the possibility that Unsecured Creditors and holders of Equity Interests would receive meaningful distributions. The foregoing types of Claims arising from Chapter 7 administration and such other Claims as may arise in Chapter 7 or result from the pending Chapter 11 Case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay the Claims of Unsecured Creditors. Liquidation in Chapter 7 might substantially delay the date at which Creditors would receive any Payment.

               Debtors have carefully considered the probable effects of liquidation under Chapter 7 on the ultimate proceeds available for distribution to Creditors and holders of Equity Interests, including the following:

               a. the possible costs and expenses of the Chapter 7 trustee or trustees;

               b. the possible adverse effect on recoveries by Creditors under Chapter 7 due to reduced sale prices for Debtors' assets caused by the forced Chapter 7 liquidation; and

               c. the possible substantial increase in Claims which would rank prior to or on a parity with those of Unsecured Creditors.

          2. Financial Feasibility

               The Code requires, as a condition to Confirmation, that Confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Debtors unless the liquidation is proposed in the Plan. As reflected in Exhibit "G", Debtors believe that core operations will generate sufficient cash flow to make all Plan Payments as noted herein. Based upon the financial projections, Debtors assert that the Plan is feasible and Confirmation is not likely to be followed by further financial reorganization.

          3. Acceptance by Impaired Classes.

               The Code requires as a condition to Confirmation that each Class of Claims or Interests that is Impaired under the Plan accept such plan, with the exception described in the following section. A Class of Claims has accepted the Plan if the Plan has been accepted by Creditors that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class who vote to accept or to reject the Plan.

               A Class of Interests has accepted the Plan if the Plan has been accepted by holders of Interests that hold at least two-thirds (2/3) in amount of the Allowed Interests of such Class that vote to accept or reject the Plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

               A Class that is not Impaired under a Plan is deemed to have accepted such Plan; solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless (i) the legal, equitable and contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest are not modified; (ii) with respect to Secured Claims, the effect of any default is cured and the original terms of the obligation are reinstated; or (iii) the Plan provides that on the Effective Date the holder of the Claim or Interest receives on account of such claim or interest, Cash equal to the Allowed Amount of such Claim or, with respect to any Interest, any fixed liquidation preference to which the holder is entitled.

          4.   Confirmation Without Acceptance by all Impaired Classes;
               "Cramdown."

               The Code contains provisions that enable the Court to confirm the Plan, even though the Plan has not been accepted by all Impaired Classes, provided that the Plan has been accepted by at least one Impaired Class of Claims. Section 1129(b)(1) of the Code states:

     "Notwithstanding section 510(a) of this title, if all of the applicable requirements of subsection (a) of this section other than paragraph (8) are met with respect to a plan, the court, on request of the proponent of the plan, shall confirm the plan notwithstanding the requirements of such paragraph if the plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan."

               This section makes clear that the Plan may be confirmed, notwithstanding the failure of an Impaired Class to accept the Plan, so long as the Plan does not discriminate unfairly, and it is fair and equitable with respect to each Class of Claims that is Impaired under, and has not accepted, the Plan. DEBTORS BELIEVE THAT, IF NECESSARY, THEY WILL BE ABLE TO MEET THE STATUTORY STANDARDS SET FORTH IN THE CODE WITH RESPECT TO THE NONCONSENSUAL CONFIRMATION OF THE PLAN AND WILL SEEK SUCH RELIEF.

     D.   Consummation

          The Plan will be consummated and Payments made if the Plan is Confirmed pursuant to a Final Order of the Court, the Net Settlement Cash Funded, the Effective Date occurs, CIT/WLR receives the Initial Payment and First Auction Payment (as defined in the Settlement Agreement), and Reorganized PHI and applicable parties reach agreement on any required documents including a new indenture for Class 6 and new note and security agreement for Class 3. It will not be necessary for the Reorganized Debtors to await any required regulatory approvals from agencies or departments of the United States to consummate the Plan. The Plan will be implemented pursuant to its provisions and the Code.

V.   RELEASES

     A.   Releases/Injunctions

          The Plan is premised upon the releases contained below. Debtors assert the releases are being given as consideration for the accommodations provided by the Released Parties under the

Plan and are fair consideration for, as the case may be, funds extended, generous loan terms, or valuable services. Moreover, without the releases, the compromise reached with the Committee would be impossible, and all parties would be left with time- consuming, expensive, and destructive litigation with little likelihood of a greater net return to Creditors. The Released Parties expressly deny any liability and would vigorously defend against any litigation if the compromise was not reached. The Debtors do not believe that any Claims or Causes of Action against Released Parties have any merit. The Debtors further believe that unless the settlement is binding on all parties through confirmation of the Plan, protracted and costly litigation would ensue, distributions to Creditors would be substantially delayed and the Debtors would not be restructured and reorganized.

     From and after the Confirmation Date, the Releases described Article VIII.E.1 in the Plan and Article V herein shall become effective, and all Holders of Claims and Interests, including the Creditor Agent and the PH Creditors Trust and all holders of interests therein, shall be enjoined from commencing or continuing any Released Claims against any Released Parties; provided, that the Releases and such injunction shall lapse and be of no further force or effect if the Distribution Date does not occur on or before two weeks after the Effective Date. If the Releases and such injunction shall so lapse, and if the Distribution Date shall subsequently occur, then on the Distribution Date, the Releases and such injunction shall automatically be revived and shall be in full force and effect again, retroactively to the Confirmation Date.

          1. Rule 3016(c) Declaration. In accordance with the requirements of Rule 3016(c), the provisions of this Article V operate to specifically release certain individuals and entities from all claims (with exceptions noted below) and enjoin certain acts in connection with such releases. Such releases and injunctions cover not only the Debtors, but also certain third parties (including Celebrities, Serena, CIT/WLR and Bay Harbour) whose interests are congruent with the Debtors' in this Bankruptcy Case and whose contributions are so critical to the reorganization effort that without them the reorganization would fail. The Debtors believe that without the protection of such injunctions, the Plan would have less likelihood of success.

               Within this Section, bold print and italics are used to identify the exact nature of releases and to identify the parties subject to the release.

          2. General Releases by Holders of Claims or Interests. On the Effective Date, in consideration for the obligations of the Debtors, its directors and officers, and Reorganized PHI under the Plan, and the cash, stock, warrants and other contracts, instruments, releases, written agreements or other documents to be entered into or delivered in connection with the Plan, and all consideration distributed under the Plan; and provided the Net Settlement Cash and Administrative Fund has been funded, all Holders of Claims and Interests will be deemed to forever release, waive, discontinue and discharge all existing and future claims, obligations, proceedings, suits, judgments, damages, demands, debts, rights, Causes of Action, objections to the Claims of the Released Parties and the PIK Note Holders, and liabilities (other than the right to enforce Reorganized PHI's or Released Parties' obligations under the Plan and the contracts, instruments, releases, written agreements or other documents to be entered into or delivered in connection with the Plan) that are based in whole or in part on any act, failure to act, omission, transaction or other occurrence taking place on or prior to the Effective Date that such Holder has, had or may have against:
(i) the Released Parties; and (ii) the Committee, firms or corporations represented by them, any members, and their professionals.

          3. Injunction Related to Releases.

               a. Except as expressly provided in the Plan or to otherwise enforce the terms of the Plan, as of the Confirmation Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, to the fullest extent permitted by applicable law, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or proceeding against the Debtors, Reorganized Debtors, or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors or Reorganized Debtors, other than as permitted pursuant to (i) above; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

               b. Except as expressly provided in the Plan or to otherwise enforce the terms of the Plan or the obligation of the Released Parties' under the Plan, as of the Confirmation Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that are released, waived or discharged pursuant to the Plan, including pursuant to Article V hereof, to the fullest extent permitted by applicable law, are permanently enjoined from taking any actions against any released

Person or entity or its property on account of such released claims, demands, rights, causes of action or liabilities including, without limitation: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          5. Police Power.

               Nothing in this Article V shall be deemed to effect, impair, or restrict any federal or state governmental unit from pursuing its police or regulatory enforcement action against any person or entity, other than to recover monetary claims against the Debtors for any act, omission, or event occurring prior to Confirmation Date to the extent such monetary claims are discharged pursuant to Section 1141 of the Code.

          6. Revocation and Withdrawal of this Plan. The Debtors reserve the right to withdraw this Plan at any time before entry of the Confirmation Order. If (i) the Debtors revoke and withdraw this Plan, (ii) the Confirmation Order is not entered, (iii) the Effective Date does not occur, (iv) this Plan is not substantially consummated, or (v) the Confirmation Order is reversed or revoked, then this Plan shall be deemed null and void.

          7. Modification of Plan. The Debtors may seek to amend or modify this Plan in accordance with (S)1127(b) of the Bankruptcy Code, or remedy and defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan, provided, however, no modification or amendment which changes the treatment of Class 7 or impacts or impairs Class 7 or the Holders of Class 7 Claims will be done without consent of the Committee and no modification or amendment which changes the treatment of Class 3 or impacts Class 3 will be done without the consent of CIT/WLR.

               On or before substantial consummation of the Plan, the Debtors, may issue, execute, deliver or file with the

Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of the Plan.

VI.  ALTERNATIVE TO THE PLAN

     If the Plan is not confirmed and consummated, Debtors believe that the most likely alternative is a sale of the Debtors or a liquidation of the Debtors under Chapter 7 or 11 of the Code. The Committee, however, believes the most likely alternative would be a sale of the Debtors and commencement of actions as outlined in the Examiner's Report. The Debtors and Bay Harbor believe that any liquidation is a much less attractive alternative to Creditors. However, whether a sale or a Chapter 7 or 11 liquidation, the Creditors holding Allowed Class 7 Claims would be greatly diluted. Under the compromise reached with the Committee, Class 7 does not include any deficiency Claims for Class 6. In a liquidation or sale, Debtors believe the Class 6 deficiency could be as much as $20,000,000 to $30,000,000, and, as such, the pool of Allowed Unsecured (Class
7) Claims would be increased and the dividend to such group greatly diminished.

Debtors believe that liquidation of all real and personal property in a Chapter 7 scenario would dramatically reduce the total amount available to Creditors. In a case under Chapter 7 of the Code, a trustee would be elected or appointed to liquidate the assets of Debtors for distribution to Creditors in accordance with the priorities established by the Code. Debtors' analysis of the probable recovery to Creditors and holders of equity Interest is set forth in the Liquidation Analysis.

VII. CONCLUSION

     Debtors recommend that holders of Claims and Interests vote to accept the Plan.

     DATED this     day of November, 2002, in Orlando, Florida.
                ---

                                        PLANET HOLLYWOOD
                                        INTERNATIONAL, INC., et al.


                                        By:
                                            ------------------------------------
                                           Mark S. Helm
                                           Vice President and
                                           General Counsel


                                        ----------------------------------------
                                        R. Scott Shuker, Esq.
                                        Florida Bar No. 984469
                                        Mariane L. Dorris, Esq.
                                        Florida Bar No. 0173665
                                        GRONEK & LATHAM, LLP

                                        390 N. Orange Avenue, Suite 600
                                        Orlando, Florida 32801
                                        Telephone: (407) 481-5800
                                        Facsimile: (407) 481-5801
                                        Attorneys for PLANET HOLLYWOOD
                                        INTERNATIONAL, INC., et al.

                                   EXHIBIT "A"

                       Planet Hollywood International Inc.
                              Case No. 01-10428-6B1
                      (LIST OF AFFILIATES AND SUBSIDIARIES)

1.   Planet Hollywood (Atlantic City), Inc.
        CASE NO. 01-10429-6B1

2.   Planet Hollywood (Honolulu), Inc.
        CASE NO. 01-10430-6B1

3.   Planet Hollywood (LP), Inc.
        CASE NO. 01-01-10431-6B1

4.   Planet Hollywood Memorabilia, Inc.
        CASE NO. 01-10432-6B1

5.   Planet Hollywood (New York City), Inc.
        CASE NO. 01-10433-6B1

6.   Planet Hollywood New York, Ltd.
        CASE NO. 01-10434-6B1

7.   Planet Hollywood (Orlando), Inc.
        CASE NO. 01-10435-6B1

8.   Planet Hollywood (Region II), Inc.
        CASE NO. 01-10436-6B1

9.   Planet Hollywood (Region III), Inc.
        CASE NO. 01-10437-6B1

10.  Planet Hollywood (Region IV), Inc.
        CASE NO. 01-10438-6B1

11.  Planet Hollywood (Region V), Inc.
        CASE NO. 01-10439-6B1

12.  Planet Hollywood (Region VI), Inc.
        CASE NO. 01-10440-6B1

13.  Planet Hollywood (Region VII), Inc.
        CASE NO. 01-10441-6B1

14.  Planet Hollywood (Texas), Ltd.
        CASE NO. 01-10442-6B1

15.  All Star Cafe International, Inc.
        CASE NO. 01-10443-6B1

16.  All Star Cafe (New York), Inc.
        CASE NO. 01-10444-6B1

                                  EXHIBIT "E"

                      PLANET HOLLYWOOD INTERNATIONAL, INC.
                   Cases No. 01-10429-6B1 through 01-10444-6B1
                              JOINTLY ADMINISTERED

                              LIQUIDATION ANALYSIS

                                               Estimated
                                            Liquidation Value
                                                 as of
                 Asset                         04/04/2002
                 -----                      -----------------
Cash

Personal Property

Accounts Receivable

Real Property

   TOTAL LIQUIDATION

Secured Debt

Administrative: Chapter 7

Administrative: Chapter 11

Priority and Secured Tax Claims

   TOTAL DEBT

AVAILABLE FOR GENERAL UNSECURED CREDITORS

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                ORLANDO DIVISION

In re:                        CASE NO. 01-10428-6B1

PLANET HOLLYWOOD              CHAPTER 11
INTERNATIONAL, INC. et al.,
                              Jointly Administered
               Debtors.       Case Nos. 01-10428-6B1 through
--------------------------/   01-10444-6B1

                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                                  SUBMITTED BY
                  PLANET HOLLYWOOD INTERNATIONAL, INC., ET.AL.

                               COUNSEL FOR DEBTORS

                              R. SCOTT SHUKER, ESQ.
                              MARIANE DORRIS, ESQ.
                              GRONEK & LATHAM, LLP
                         390 N. ORANGE AVENUE, SUITE 600
                             ORLANDO, FLORIDA, 32801

November 4, 2002

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                ORLANDO DIVISION

In re:                        CASE NO. 01-10428-6B1

PLANET HOLLYWOOD              CHAPTER 11
INTERNATIONAL, INC. et al.,
                              Jointly Administered
               Debtors.       Case Nos. 01-10428-6B1 through
--------------------------/   01-10444-6B1

                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                                  SUBMITTED BY
                  PLANET HOLLYWOOD INTERNATIONAL, INC., ET AL.

     PLANET HOLLYWOOD INTERNATIONAL, INC.("PHI"), and its related affiliates and subsidiaries set forth in Exhibit A (collectively, PHI and all affiliates and subsidiaries in Exhibit A are hereafter referred to as "Debtors"), hereby propose the following joint plan of reorganization ("Plan"), pursuant to Chapter 11 of

--------------------------------------------------------------------------------
     THE PLAN PROVIDES FOR RELEASES OF, AND INJUNCTIVE RELIEF TO PROTECT, CERTAIN PERSONS, INCLUDING INSIDERS OF THE DEBTORS, WHO ARE EITHER (1) PROVIDING CONSIDERATION TO THE ESTATE AND REORGANIZED PHI, (2) SUBSTANTIALLY COMPROMISING THEIR CLAIMS, OR (3) WILL BE CRITICAL CUSTOMERS OR VENDORS OF REORGANIZED PHI. THE PERSONS SO PROTECTED, AND THE SCOPE OF THE RELEASES AND INJUNCTION, ARE DEFINED IN ARTICLE VIII HEREOF AND ARTICLE V OF THE DISCLOSURE STATEMENT. IF THE PLAN IS CONFIRMED ALL PERSONS SPECIFIED IN THESE PROVISIONS OF THE PLAN WILL BE RELEASED FROM THE CLAIMS OF ANY CREDITOR, DEBTORS, AND PARTY IN INTEREST IN THESE CASES.
--------------------------------------------------------------------------------

the Code, 11 U.S.C. (S)101, et seq.

ARTICLE I. - DEFINITIONS.

     For the purpose of the Plan, the following terms will have the meanings set forth below:

     2000 Plan shall mean the confirmed plan of reorganization filed by PHI and twenty-five of its domestic subsidiaries in the PHI I Cases.

     Administrative Claim shall mean a Claim for payment of an administrative expense of a kind specified in (S)503(b) of the Code, and of a kind referred to in (S)507(a)(1) of the Code, including, without limitation, the actual, necessary costs and expenses incurred after the commencement of the Chapter 11 Cases of preserving Debtors' estates and operating the businesses of Debtors, including, wages, salaries, or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Code, and all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code.

     Administrative Claims Bar Date shall mean the date by which all Administrative Claims must be filed with the Bankruptcy Court to be allowed. The Administrative Claims Bar Date will be established by the Bankruptcy Court as a specific date prior to the Confirmation Date.

     Administrative Fund shall mean $100,000 funded by Reorganized PHI or the Exit Financing.

     Affiliated Entities shall mean those entities listed in Exhibit A.

     Allowed Administrative Claim shall mean all or that portion of any Administrative Claim which has been or becomes allowed by Order of the Bankruptcy Court.

     Allowed Amount shall mean the amount of an Allowed Claim.

     Allowed Claim shall mean a Claim (a) with respect to which a proof of Claim has been filed with the Bankruptcy Court in accordance with the provisions of
(S)501 of the Code and Rule 3001 and within any applicable period of limitation fixed by Rule 3003 or any notice or Order of the Bankruptcy Court; (b) deemed filed pursuant to (S)1111(a) of the Code by virtue of such Claim having been scheduled in the list of Creditors prepared and filed by Debtors with the Bankruptcy Court pursuant to (S)521(1) and Rule 1007(b) and not listed as disputed, contingent or unliquidated; or (c) deemed an Allowed Claim (including Allowed Secured Claims and Allowed Unsecured Claims) pursuant to the provisions of the Plan or any Order of the Bankruptcy Court. Unless otherwise provided in the Plan or unless deemed or adjudicated an Allowed Claim pursuant to the provisions of the Plan or any Order of the Bankruptcy Court, an Allowed Claim shall not include any Claim as to which an objection to or proceeding challenging the allowance thereof has been interposed by Debtors or the Creditors' Committee, within any applicable period of limitation fixed pursuant to the Plan, by Rule 3003, or any Order of the Bankruptcy Court, until such objection or proceeding has been overruled, dismissed or settled by entry of a Final Order. Notwithstanding the filing of any such objection or the commencement of any such proceeding, a Claim may be temporarily allowed for voting purposes pursuant to the provisions of Rule 3018(a). Unless otherwise specified in the Plan or any Order of the Bankruptcy Court, an Allowed Claim shall not include or accrue interest on the amount of such Claim maturing, incurred otherwise or arising subsequent to the Petition Date. All Claims of Holders of PIK Notes are hereby deemed to be Allowed Class 6 Claims.

     Allowed Interest shall mean an Interest (a) with respect to which a proof of Interest has been filed with the Bankruptcy Court within the applicable period of limitation fixed by Rule 3001 or a Final Order; or (b) scheduled in the list of equity security holders prepared and filed by Debtors with the Bankruptcy Court pursuant to Rule 1007(b); and in either case as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Rule 3001 or any Order of the Bankruptcy Court.

     Allowed Priority Tax Claim shall mean a Priority Claim pursuant Code section 507(a)(8), to the extent such Priority Claim is or becomes an Allowed Claim.

     Allowed Secured Claim shall mean a Secured Claim to the extent provided under Section 506 of the Bankruptcy Code and to the extent that neither the Lien underlying the Claim is challenged nor the amount of the Claim is challenged as provided for herein. The full Claim of each of CIT/WLR, Serena, South Trust and Bay Harbour described herein (other than claims as a PIK Note Holder and Holders of Interests) is hereby deemed to be an Allowed Secured Claim as provided in the Plan.

     Allowed Unsecured Claim shall mean an Unsecured Claim to the extent such Unsecured Claim is or becomes as Allowed Claim.

     Ballot shall mean the form(s) distributed to each Creditor holding a Claim in an impaired Class, on which is to be indicated the acceptance or rejection of the Plan.

     Ballot Date shall mean the date set by the Bankruptcy Court by which all votes for acceptance or rejection of the Plan must be received by the Bankruptcy Court or the balloting agent, as the case may be.

     Bankruptcy Cases shall mean the bankruptcy cases of PHI and Affiliate/Entities, each of which are pending before the United States Bankruptcy Court for the Middle District of Florida, Orlando Division, pursuant to Chapter 11 of the Code.

     Bankruptcy Court shall mean the United States Bankruptcy Court for the Middle District of Florida, Orlando Division, in which Debtors' Chapter 11 Cases are pending, and any Bankruptcy Court having jurisdiction to hear appeals or certiorari proceedings therefrom.

     Bankruptcy Estates shall mean the estates created pursuant to (S)541 of the Code by the commencement of Debtors' Chapter 11 cases and shall include all property of the Estates as defined in such Section.

     Bar Date shall mean the date fixed by Order of the Bankruptcy Court as the last date for the filing of Claims in these Cases.

     Bay Harbour shall mean Bay Harbour Management L.C.

     Beneficiary Committee shall mean the committee created pursuant to Article VIII of the Plan.

     Business Day shall mean a day other than a Saturday or a Sunday or any other day on which the majority of commercial banks located in Orlando, Florida, are required or authorized to close.

     Cash shall mean cash or cash equivalents, including, but not limited to, checks, bank deposits or other similar items.

     Causes of Action shall mean the following actions and causes of action (and the proceeds thereof), whether or not commenced as of the date hereof, all of which shall be transferred to the PH Creditors Trust on the Effective Date, for the benefit of Holders of Allowed Class 7 Claims: (a) all proceedings, commenced or to be commenced pursuant to Bankruptcy Code (S)502 and (S)(S)544-554 (or equivalent provisions of applicable non-bankruptcy laws); and (b) all claims against Creditors or Holders of Interests, parties having dealings, relationships or transactions with or related to the Debtors, any party named or identified in the Debtors' schedules or statement of financial affairs, any pleadings filed in these Chapter 11 cases, or in the Examiner's Report, and (c) the Debtors' rights of setoff, recoupment, contribution, reimbursement, subrogations, or indemnity and any other indirect claim of any kind whatsoever; provided, however, that the Causes of Action shall not include the Released Claims or any claims or Causes of Action against the Released Parties.

     Celebrities shall mean those actors or actresses in motion picture or television programs and sports figures who, in the reasonable opinion of management of the Reorganized PHI, have achieved celebrity status and whose affiliation with or endorsement of the Reorganized PHI is necessary and beneficial to the Reorganized PHI' business, and the respective heirs, and successors, and agents of such Celebrities; provided, further, for purposes of the definition of Celebrities, in the event that an actor or actress in motion pictures or television programs or a sports figure has allowed Reorganized PHI the use of their name, likeness, or select career memorabilia in direct connection with Reorganized PHI's operations, such person, and his or her respective heirs, successors, and agents shall conclusively be deemed a Celebrity unless otherwise waived in writing by Reorganized PHI.

     CIT/WLR shall mean CIT Group/Business Credit Inc. and WLR Recovery Fund
L.P.

     Claim shall mean any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     Class shall mean any Class into which Claims or Interests are classified pursuant to the Plan.

     Class 1 Claim, Class 2 Claim, Class 3 Claim, etc., shall mean the specific Class into which Claims or Interest are classified pursuant to Article II of the Plan.

     Code shall mean the United States Bankruptcy Code, 11 U.S.C. (S)101, et seq., and any amendments thereof.

     Confirmation shall mean the process leading to and including the entry of the Confirmation Order pursuant to (S)1129 of the Code.

     Confirmation Date shall mean the date of entry of the Confirmation Order by the Bankruptcy Court.

     Confirmation Order shall mean the Order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of the Code, and which is in form and content acceptable to the Debtors, Serena, CIT/WLR, and the Committee.

     Creditor shall have the same meaning as set forth in (S)101(1) of the Code.

     Creditor Agent shall mean the party to be selected by the Committee who will manage the PH Creditors Trust in accordance with the Creditor Trust Agreement.

     Creditors' Committee or Committee shall mean the Official Committee of Unsecured Creditors appointed in the Cases by the United States Trustee pursuant to (S) 1102(a) of the Code.

     Debtors shall mean PHI and the entities listed on Exhibit A.

     Disclosure Statement shall mean the Second Amended Joint Disclosure Statement approved for distribution by the Bankruptcy Court pursuant to (S)1125 of the Code together with any amendments or modifications thereto.

     Disputed Claim shall mean a Claim against Debtors which is not an Allowed Claim and which has not been disallowed by a Final Order of the Bankruptcy Court.

     Disputed Unsecured Claim shall mean any Unsecured Claim which is not an Allowed Unsecured Claim.

     Distribution shall mean the Distribution to the holders of Allowed Claims.

     Distribution Date shall mean that first date on which the Net Settlement Cash (less any amounts retained with respect to Disputed Claims) is paid to Holders of Allowed Class 7 Claims.

     Effective Date shall mean a date 60 days after the Bankruptcy Court has entered the Confirmation Order and provided that no appeal of the Confirmation Order is pending; provided, however, that the Effective Date shall not occur until Debtors file the notice called for under the Plan with the Bankruptcy Court, and such notice shall not be filed until all of the preconditions to the occurrence of the Effective Date set forth in the Plan have been met, including, without limitation, the funding of the Net Settlement Cash and Administrative Fund into a separate account for payment on or after the Effective Date (as described in the Plan)and the determination that the aggregated Allowed Claims in Class 7 (including the face amount of any Disputed Claim for which a pending claim objection is not yet resolved) is not more than $28,000,000. In the event that an appeal of the Confirmation Order is pending, the Effective Date may still occur on the 60th day after the entry of the Confirmation Order provided that the notice has been filed and Debtors and the Creditors' Committee stipulate in writing that the Effective Date shall occur on such date.

     Equity Interests shall mean any and all issued or authorized common stock, stock options and warrants in any of the Debtors.

     Estate Assets shall mean all the assets, property and cash of the Debtors, as defined in section 541 of the Code (excluding assets previously distributed, expended or otherwise disposed of by the Debtors prior to the Confirmation Date not otherwise subject to recovery), wherever located or of whatever type or nature, existing as of the Confirmation Date, including, without limitation, the Causes of Action.

     Examiner shall mean Soneet Kapila.

     Exit Financing shall mean the existing debtor-in-possession lending facility in the aggregate amount of $2,500,000.00 (or any greater amount to which the Exit Lender and Reorganized PHI shall agree from time to time), which shall be used primarily to meet operational expenses and also to make certain Plan Payments as noted herein. The terms of the Exit Financing will be pursuant to the existing credit terms previously approved by the Bankruptcy Court except as modified by the Plan treatment set forth herein.

     Exit Lender shall mean the lending institution which agrees to extend the Exit Financing. Currently, it is anticipated that Serena shall be the Exit Lender.

     Final Distribution Date shall mean the date as soon as practicable after the last to occur of (such date with respect to Class 7 being determined by the Creditor Agent): (a) the date that the last Claim becomes an Allowed Claim; or
(b) the date upon which all Causes of Action have been liquidated and converted to Cash or abandoned.

     Final Order shall mean an Order or judgment of the Bankruptcy Court which is no longer subject to appeal or certiorari proceedings and as to which no appeal or certiorari proceeding is pending.

     Fiscal Year shall mean the fiscal year of Debtors which commences on the first day of January and concludes on the final day of December in the following calendar year.

     Impaired Class shall mean any Class whose members are holders of Claims or Interests which are impaired within the meaning of (S)1124 of the Code.

     Insider shall have the same meaning as set forth in (S)101(31) of the Code.

     Intercompany Claim means any claim by a Debtor against another Debtor or any account reflecting intercompany book entries.

     Interest shall mean an issued or authorized outstanding share or shares of common stock, a warrant or warrants for the issuance of such share or shares, other stock, stock equivalents, limited partnership interest, or other equity instruments in Debtors.

     Lien shall mean any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any asset or property of Debtors but only to the extent that such interest is recognized as valid by a court of competent jurisdiction if the validity or scope of such interest is challenged by Debtors, the Creditors' Committee, PH Creditors Trust, or any other party with standing to bring such a challenge.

     Memorabilia shall mean the approved likenesses and approved biography of Celebrities and the memorabilia acquired and owned by PHM.

     Net Settlement Cash shall mean the greater of : (i) $1,750,000; or (ii) $2,400,000 less Allowed Administrative Claims for the Committee and all professionals retained by the Committee (excluding the Examiner) which have accrued on or prior to September 30, 2002.

     New PIK Notes shall mean those certain promissory note(s) issued to or for the benefit of the holders of the Allowed Class 6 Claims. Terms for the New PIK Notes shall be as set forth in the Plan and any indenture to be executed on or prior to the Effective Date.

     Nonordinary Course Administrative Claim shall mean an Administrative Claim other than an Ordinary Course Administrative Claim.

     Operations Base shall mean the revenue collected as of the date of this Plan from the operation of the Debtors' nine restaurants and licensing and franchising activities.

     Order shall mean a determination, decree, adjudication or judgment issued or entered by the Bankruptcy Court.

     Ordinary Course Administrative Claim shall mean an Administrative Claim incurred in the ordinary course of business of Debtors; provided, however, that any due and unpaid, post-petition payment in respect of rejected, or to be rejected, executory contracts or unexpired leases shall not be an Ordinary Course Administrative Claim.

     Pari Passu shall mean creditors who, in marshalling assets, are entitled to receive out of the same fund without any precedence over each other.

     Payment shall mean the Cash to be paid under the Plan to the holders of Allowed Claims.

     Person shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof.

     Petition Date shall mean October 19, 2001, the date on which Debtors filed voluntary petitions for relief under Chapter 11 of the Code.

     PHI shall mean Planet Hollywood International, Inc.

     PHI I cases shall mean those cases under Chapter 11 of the Bankruptcy Code commenced by PHI and its then subsidiaries and affiliates in the Delaware Bankruptcy Court, and styled In re: Planet Hollywood International, Inc., et. al., Case No. 99-3612 (jointly administered).

     PHM shall mean Planet Hollywood Memorabilia, Inc.

     PH Creditors Trust shall mean the trust established for the benefit of the holders of Class 7 Allowed Unsecured Claims pursuant to, and with the powers set forth in, the Plan. Upon the Effective Date, the Causes of Action shall be deemed transferred to the PH Creditors Trust and the Creditors Agent substituted as the plaintiff representative in any pending Causes of Action. The transfer and substitution shall be accomplished automatically without the need for any further order of the Bankruptcy Court.

     PIK Notes shall mean the PIK Notes issued pursuant to the plan of reorganization confirmed on January 21, 2000.

     PIK Note Indenture shall mean that certain indenture covering the PIK
Notes.

     PIK Note Indenture Trustee shall mean the trustee for the PIK Notes.

     Plan shall mean this Chapter 11 joint plan of reorganization; including the terms of the Settlement Agreement attached hereto as Exhibit "B", as amended or modified in accordance with the terms hereof or in accordance with the Code.

     Plan Payments shall mean payments made by Reorganized Debtors or Reorganized PHI pursuant to the terms of the Plan, including the payment of Nonordinary Course Administrative Claims.

     Plan Security shall mean the new common stock in Reorganized PHI issuable pursuant to the Plan.

     Prepetition shall mean the period of time preceding the Petition Date and concluding on the Petition Date.

     Prime Rate shall be the prime rate of interest as published in the WALL STREET JOURNAL on the date the Confirmation Order is entered by the Bankruptcy Court.

     Priority Claim shall mean a Claim other than an Administrative Claim to the extent such Claim is entitled to priority in payment under (S)507 of the Code.

     Pro Rata Share means as to any Allowed Class 7 claims as of the Effective Date or such later date on which such claim becomes Allowed, a fraction of (i) the numerator of which is the amount of such Allowed Class 7 Claim and (ii) the denominator of which is the sum of (x) all Allowed Class 7 Claims as of such date plus (y) all Disputed Class 7 Claims as of such date.

     Professional shall mean: (i) any professional retained in eh Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with Section 327 or 1103 of the Bankruptcy Code; (ii) any attorney or accountant seeking compensation or reimbursement of expenses pursuant to Section 503(b) of the Bankruptcy Code;

and (iii) any entity whose fees and expenses are subject to approval by the Bankruptcy Court as reasonable pursuant to Section 1129(a)(4) of the Bankruptcy Code.

     Property shall have the same meaning as the term "property of the estate" delineated in Section 541 of the Code.

     Pro Rata shall mean with respect to an Allowed Claim in a given class, that same proportion that the Allowed Claims bears to the aggregate of all Allowed Claims in such class.

     Released Claims shall mean all claims and causes of action against the Released Parties all of which shall be released as set forth in Article VIII and shall not be prosecuted by the PH Creditors Trust or any Creditor or any other Person.

     Released Parties shall mean: (i) the Debtors; (ii) past and present directors and officers of Debtors, and their respective heirs; (iii) Celebrities; and (iv) Bay Harbour, CIT/WLR, and Serena, and their respective affiliates, subsidiaries and controlled companies and investors, and all directors, officers, employees, representatives and agents thereof, as well as the heirs, successors and assigns of each of the above.

     Reorganized Debtors shall mean the corporate entities emerging from this Chapter 11 and created on the Effective Date. The owner of each Reorganized Debtor other than Reorganized PHI shall be the Reorganized PHI.

     Reorganized PHI shall mean the corporate successor to PHI being created upon the Effective Date pursuant to the Plan. The owners of the common stock of Reorganized PHI shall be as set forth in the Plan. The details of the ownership calculation and acquisition of the Interests in Reorganized PHI are set forth in the Plan.

     Rule or Rules shall mean the Federal Rules of Bankruptcy Procedure, as supplemented by the Local Bankruptcy Rules as adopted by the Bankruptcy Court.

     Secured Claim shall mean a Claim secured by a Lien which is perfected and enforceable under applicable law, and which is not subject to avoidance under the Code or other applicable nonbankruptcy laws. A Secured Claim which is challenged by Debtors, the Creditors' Committee, or the PH Creditors Trust shall only be an Allowed Secured Claim to the extent that such Claim is deemed to be an Allowed Secured Claim in the Plan or the underlying security interest is recognized as valid by the Bankruptcy Court and the difference in amount between such a Creditor's Allowed Claim and its Allowed Secured Claim shall be an Allowed Unsecured Claim.

     Security Interest shall mean "security interest" as defined in 11 U.S.C.
(S)101(51).

     Serena shall mean Serena Holdings, Ltd.

     South Trust shall mean South Trust Bank, Central Florida, N.A.

     Tax Claim shall mean an unsecured Claim for taxes entitled to priority under (S)507(a)(8) of the Code.

     Unclaimed Property shall mean any cash, or any other Property of the Debtors unclaimed for a period of six (6) months after any Distribution or, in the event that the Distribution was made on the Final Distribution Date, six (6) months after the Final Distribution Date.

     Unimpaired Class shall mean any Class the members of which are the holders of Claims or Interests which are not impaired within the meaning of (S)1124 of the Code.

     Unsecured Claim shall mean a Claim that arose or is deemed to have arisen prior to the Petition Date and is not a Secured Claim, or an Administrative Claim or Intercompany Claim.

     United States Trustee shall have the same meaning ascribed to it in 28 U.S.C. (S)581, et seq. and, as used in the Plan, refers to the office of the United States Trustee for Region 21 located in the Middle District of Florida, Orlando, Florida.

ARTICLE II. - CLASSIFICATION OF CLAIMS AND INTERESTS.

     All Claims and Interests treated under Articles III-V of the Plan are divided into the following classes, which shall be mutually exclusive:

     1.   Class 1 - Priority Wage, Vacation, and Benefit Claims.

          Class 1 consists of all Claims entitled to priority pursuant to Sections 507(a)(3) and 507(a)(4) of the Code.

     2.   Class 2 - Serena Holdings, Ltd.

          Class 2 consists of the Allowed Secured Claim of Serena which relates to the post-petition debtor-in-possession loan. Upon the Effective Date, the post-petition DIP Loan shall become the Exit Financing.

     3.   Class 3 - CIT/WLR.

          Class 3 consists of the Allowed Secured Claim of CIT/WLR which arises from its prepetition loan. The Claim is secured by a first priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors.

     4.   Class 4 - South Trust.

          Class 4 consists of the Allowed Secured Claim of South Trust which arises from its prepetition loan. The Claim is secured by a third priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors.

     5.   Class 5 - By Harbour.

          Class 5 consists of the Allowed Secured Claim of Bay Harbour which arises from its prepetition loan. The Claim is currently secured by a fourth priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors.

     6.   Class 6 - PIK Note Holders.

          Class 6 consists of the Allowed Secured Claim of the PIK Note Holders. Debtors estimate there are $76,000,000 in aggregate Allowed Class 6 Claims with 214 Holders of such claims. The Claim is secured by a fifth priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors.

     7.   Class 7 - General Unsecured Claims.

          Class 7 consists of the Allowed Unsecured Claims except as otherwise provided under the Plan, of all Unsecured Creditors of all Debtors.

     8.   Class 8 - All Equity Interests.

          Class 8 consists of any and all Equity Interests in any of the Debtors.

ARTICLE III - ADMINISTRATIVE EXPENSES.

     1.   Administrative Claims.

          1.   Nonordinary Course Administrative Claims.

               1. Any person, including any professional who has rendered services to Debtors during the course of the Cases, that asserts an Administrative Claim arising before the Confirmation Date, including Claims under (S)503(b) of the Code, but excluding Ordinary Course Administrative Claims as discussed below, shall, on or before the Administrative Claims Bar Date or other date as set by Bankruptcy Court order, file an application, motion, or request, as called for by the Rules, with the Bankruptcy Court for allowance of such Claim as an Administrative Claim specifying the amount of and basis for such Claim; provided, however, that applicants or movants who have previously filed applications, motions, or requests with the Bankruptcy Court need not file another such paper for the same Claim. Failure to file a timely application, motion, or request for allowance pursuant to this Section by any holder of a Nonordinary Course Administrative Expense Claim, other than such a holder engaged or employed by the PH Creditors Trustee, or Beneficiary Committee shall bar such a claimant from seeking recovery on such Claim.

               2. Each holder of a Nonordinary Course Administrative Claim of Debtors shall be paid by Debtors one hundred percent (100%) of its Allowed Claim in Cash, unless otherwise ordered by the Bankruptcy Court or agreed to by such Holder, on or before the Effective Date or such later date as may be agreed to by such holder, or, if the Claim does not become Allowed prior to the Effective Date, on the date the Allowed Amount of such claim is determined by Final Order of the Bankruptcy Court. As provided for in Article VIII of the Plan, PHI's cash-on-hand as of the Effective Date shall be first used to pay Nonordinary Course Administrative Claims, and to the extent such funds are insufficient, then the Exit Financing provided by the Exit Lender will be used to fund these expenses. However, nothing in this provision of the Plan shall preclude Debtors from paying any holder of a Nonordinary Course Administrative Claim less than one hundred percent (100%) of its Allowed Claim in Cash on the Effective Date provided that such Claim holder consents to different payment terms.

          2. Ordinary Course Administrative Claims. Ordinary Course Administrative Claims will be resolved through the performance of the obligation by Debtors in accordance with the terms and conditions of the agreement or applicable law giving rise thereto. An applicant for such Claim need not file an application, motion, or request to protect its rights with respect to Ordinary Course Administrative Claims.

     B.   Tax Claims.

          Except to the extent that the Holder and Reorganized Debtors have agreed or may agree to a different treatment, each Holder of an Allowed Priority Tax Claim shall receive from the Reorganized Debtors, in full satisfaction of such Claim, payments equal to the Allowed Amount of such Claim. Allowed Priority Tax Claims will be paid based on a six (6) year amortization and maturity with interest at six percent (6%) per annum; the payments will be made quarterly. Payments will commence on the later of the Effective Date, or on such date as a respective Priority Tax Claim becomes Allowed. Debtors estimate that the filed amount of Priority Tax Claims will not exceed $2,021,250.18; however, Debtors believe that the total amount of Allowed Priority Tax Claims will be reduced because many of the Claims are against entities which no longer have assets and, thus, such cases will be dismissed and the entities dissolved prior to emergence.

ARTICLE IV - TREATMENT OF UNIMPAIRED CLASSES.

     The only Class of Claims and Interests which is Unimpaired is Class 1. Treatment for this class is as follows:

     1.   Class 1 - Priority Wage, Vacation, and Benefit Claims.

          As of this date, PHI believes there are no Allowed Claims which would fall into the categories of priority wage, vacation, and benefit claims. Although Principal may assert such a claim, PHI disputes the validity of such Claim. However, to the extent Principal's Claim becomes an Allowed Class 1 claim or if any other such claim is filed and Allowed which falls into such categories, there will be no payments necessary for priority wage, vacation, and benefit Claims. To the extent any Allowed Claim for wages, vacation, or other employee benefits are entitled to the priorities accorded by (S)507(a)(3) and
(4) of the Code and are unpaid as of the Effective Date, then such portion of the Allowed Amount of any such Claim shall be paid in full on either the Effective Date or the date on which such Priority Claim becomes allowed. The source of Payment shall be from operating proceeds, and, then from the Exit Financing.

ARTICLE V - TREATMENT OF IMPAIRED CLASSES OF CLAIMS.

     1.   Determination of Allowed Amounts.

          Treatment prescribed for Claims and Interests in the following sections of this Article V shall in all events refer exclusively to the Allowed Amount of each respective Claim. In the event the Allowed Amount of any Class 1 Claim, Class 3 Claim or Class 7 Claim is not determined by agreement or otherwise prior to the Effective Date, then the treatment prescribed shall be deemed effective as of the date of the determination of such Claim by agreement or Final Order or as otherwise provided under the Plan. Notwithstanding Confirmation of the Plan, Debtors and the Creditors' Committee respectively reserve the right to object to any Claim (other than Claims deemed in the Plan to be Allowed Claims) for any reason authorized by applicable bankruptcy and nonbankruptcy law as well as the right to assert that any such Claim includes amounts subject to equitable subordination or other equitable relief. The Reorganized PHI will finish prosecution of all Claim objections or related contested matters or adversary proceedings commenced prior to the Effective Date.

          In addition, Debtors specifically acknowledge and agree that the Creditors' Committee shall have the right to object to or otherwise contest any Claims (other than Claims deemed in the Plan to be Allowed Claims) which Debtors decide, for whatever reason, not to object to or otherwise contest. Entry of the Confirmation Order shall be deemed to be recognition that the Bankruptcy Court expressly retains jurisdiction as to determination of all such issues pursuant to Article VIII, Section G, of this Plan, and other applicable law and shall be deemed to be recognition that the Creditors' Committee shall have the right to contest Claims (other than Claims deemed in the Plan to be Allowed Claims).

     2.   Class 2 - Serena Holdings Ltd.

          Class 2 consists of the Allowed Secured Claim of Serena which relates to the post-petition debtor-in-possession Loan. Currently, there is no outstanding amount owed under the debtor-in-possession loan. However, once the loan is drawn upon, the Claim is secured by a second priority Lien on the Memorabilia of PHM and a first priority Lien on all other personal property of all Reorganized Debtors. The Claim is entitled to priority over any and all administrative expenses of the kind specified in Bankruptcy Code (S)(S) 503(b) or 507(b); provided however, that the administrative priority accorded Serena does not extend to the

Excluded Assets (as defined in the Order approving the debtor-in-possession loan) and assets not subject to the lien of CIT/WLR or the proceeds thereof and it is subject and subordinate to, amounts payable to the U.S. Trustee pursuant to 28 U.S.C. (S)1930(e)(6) and the payment of allowed professional fees in these cases incurred by the Debtors and the Committee up to $450,000 in the aggregate ($256,000 of which is earmarked for the Committee's professionals and $194,000 for Debtors' professionals).

          Serena, on account of its Allowed Secured Claim shall retain its Lien against the Reorganized Debtors and be paid 100% of its Allowed Secured Claim. In full satisfaction of this Allowed Secured Claim, Serena shall receive monthly interest payments (at the contract rate), on amounts actually outstanding under its loan from time-to-time, and such loan shall be extended to have a maturity date of two years from the Effective Date. Serena will continue to make the line of credit available to fund the Exit Financing, the Net Settlement Cash, Administrative Fund and operational needs, all pursuant to existing credit terms and any documents, if any, executed on the Effective Date implementing the same. On the Effective Date the debtor-in-possession loan facility shall become the Exit Financing. Payments of interest will commence thirty (30) days following the date of the first advance to the Reorganized Debtors under such loan facility and continue each month thereafter. The source of repayment will be from the income of the Reorganized Debtors. As additional inducement to provide the Exit Financing and an extended maturity date, the Class 2 Creditor shall receive seven and one-half percent (7.5%) of the equity in the Reorganized PHI.

     3.   Class 3 - CIT/WLR.

          Class 3 consists of the Allowed Secured Claim of CIT Group/Business Credit Inc. and WLR Recovery Fund L.P. ("CIT/WLR"). The Claim is secured by a first priority Lien on the Memorabilia and a second priority lien on all other personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, CIT/WLR shall retain its Lien against the Reorganized Debtors and receive Plan Payments, remedies, and rights as set forth in the Settlement Agreement ("Settlement Agreement") attached hereto as Exhibit B. The Settlement Agreement sets forth the method and timing of Plan Payments to CIT/WLR and the rights of CIT/WLR upon default. The provisions of the Settlement Agreement are hereby incorporated in this Plan, and the Reorganized Debtors and all parties subject to the Plan shall be bound, to the extent applicable, by such provisions as they are bound by the provisions of the Plan.

     4.   Class 4 - South Trust.

          Class 4 consists of the Allowed Secured Claim of South Trust Bank, Central Florida, N.A. ("South Trust"). The Claim is secured by a third priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, South Trust shall retain its Lien against the Reorganized Debtors and receive monthly interest payments (at the contract rate) and its loan shall be extended to have a maturity date three (3) years from the Effective Date. Interest Payments will commence the first Business Day of the first calendar month after the Effective Date and continue each month thereafter. South Trust shall not be entitled to receive repayment of principal until maturity or as otherwise specified in its existing loan documents, as the same may be amended on the Effective Date. In addition, as consideration for consenting to Bay Harbour's Allowed Secured Claim being elevated on a pari passu basis with its Allowed Secured Claim and an extended maturity date, South Trust will receive eleven and one-half percent (11.5%) of the equity in the Reorganized PHI.

     5.   Class 5 - Bay Harbour.

          Class 5 consists of the Allowed Secured Claim of Bay Harbour Management L.C. ("Bay Harbour"). The Claim is currently secured by a fourth priority Lien on the Memorabilia of PHM and on the personal property of all Reorganized Debtors. In full satisfaction of this Allowed Secured Claim, Bay Harbour shall retain its Lien against its current collateral owned by PHM and the Reorganized Debtors and receive monthly interest payments (at the contract rate) and its loan shall be extended to have a maturity date three (3) years from the Effective Date. Interest Payments will commence on the first Business Day of the first calendar month after the Effective Date and continue each month thereafter. Bay Harbour shall not be entitled to receive repayment of principal until maturity or as otherwise specified in its existing loan documents, as the same may be amended on the Effective Date. As an inducement to receiving no principal amortization and an extended maturity date, the Allowed Class 5 Claim shall receive twenty percent (20%) of the equity in the Reorganized PHI; shall receive the Release set forth in Article VIII hereof, and its Lien priority will become Pari Passu with the Allowed Class 4 Claim.

     6. Class 6 - PIK Note Holders.

          Class 6 consists of the Allowed Claims of the holders of PIK Notes. Debtors estimate there are $76,000,000.00 in aggregate Allowed Claims of Holders of PIK Notes. The Class 6 Claims are secured by fifth priority liens on the Memorabilia owned by PHM and on the personal property of all the Reorganized

Debtors. In full satisfaction of these Allowed Claims, Holders of PIK Notes shall receive, on the Effective Date: (i) New PIK Notes in the amount of $20,000,000 secured by a Lien of the same relative priority and in the same collateral as the existing PIK Notes; and (ii) fifty-one percent (51%) of the equity in the Reorganized PHI. Distribution of equity to the Allowed Class 6 Claims will be done on a Pro Rata basis with each holder of an Allowed Class 6 Claim receiving individual equity ownership of the Reorganized PHI equal to the holders share of the total Allowed Class 6 Claims. PHI estimates that the number of existing PIK Holders who shall receive the New PIK Notes and new equity is approximately 214. The New PIK Notes will be paid quarterly payments of interest at nine percent (9%) per annum with a maturity date seven (7) years from the Effective Date, commencing March 30, 2003. If the Reorganized PHI determines it has insufficient funds to make such interest payments on the New PIK Notes, the Holders of the New PIK Notes will receive additional New PIK Notes in an amount equal to the unpaid interest payments. It is expected that 1,000 in New PIK Notes will be issued for each $3,000 PIK Notes face value, and $1,000 shall be the minimum lot size. However, no fractional New PIK Notes will be issued, and this issuance of New PIK Notes will be rounded to the nearest thousand. Thus, for any Holder of less than 3,000 PIK Notes, the Reorganized PHI will not issue physical New PIK Notes, but, instead, such Holder's interest in the New PIK Notes will be recorded in the books and records of the Reorganized PHI in memo form. Such Holders of less than 3,000 PIK Notes, may elect to receive Cash in lieu of New PIK Notes and equity at a rate of $150 per $1,000 in PIK Notes ("Cash Elections"). Such Holder must make the Cash Elections within sixty (60) days of the Effective Date by providing Reorganized PHI written notice of the Cash Elections. Thereafter within twenty (20) days of receipt of the Cash Elections, the Reorganized PHI shall remit such payments. The distribution of the New PIK Notes and the equity as set forth herein shall be in full satisfaction of the entire Allowed Claim of each holder of a PIK Note.

     7. Class 7 - General Unsecured Claims.

          Class 7 consists of the Allowed Claims of the Unsecured Creditors (other than Intercompany Claims). As a condition to occurrence of the Effective Date, there must be no more than Twenty Eight Million Dollars ($28,000,000.00) in aggregate Allowed Unsecured Claims (including the claimed amount of any Unsecured Claim for which an objection is pending but not resolved). Although the Claims register in PHI shows a total of $154,000,000 in filed Claims, PHI asserts that the true amount of

Allowed Unsecured Claims is $28,000,000 or less when the filed Claims are adjusted for Secured Claims (approximately $95,000,000) and Claims cured through lease assumptions (approximately $30,000,000). Notwithstanding anything in this Plan to the contrary, all parties obtaining a release under Article VIII or Holders of PIK Notes shall be deemed to waive and relinquish any distribution as a Class 7 Creditor.

          Holders of Allowed Unsecured Class 7 Claims shall receive, in full satisfaction of their Allowed Unsecured Claims, on the Effective Date, a Pro Rata Share of the Net Settlement Cash and a Pro Rata Share of the PH Creditors Trust (and to the extent that the PH Creditors Trust makes any distributions from and after the Effective Date, distribution(s) in Cash from the PH Creditors Trust equal to its Pro Rata Share of the PH Creditors Trust; or such other treatment as to which the Debtors and such other Holder shall have agreed in writing.

               The assets of the PH Creditors Trust shall consist of the Causes of Actions (specifically excluding any and all claims and causes of action in respect of the Released Parties and Released Claims), and Unclaimed Property and the Administrative Fund. The Net Settlement Cash and the Administrative Fund will be funded and placed in a segregated account one business day prior to the Confirmation Hearing.

               On the Effective Date, the PH Creditors Agent shall be established, and the Creditor Agent and Beneficiary Committee shall execute the Creditor Trust Agreement. On the Effective Date, the Causes of Action and Administrative Fund shall be transferred to and vested in the PH Creditors Trust free of Claims, Liens, and Interests. Distribution of the Net Settlement Cash to each holder of an Allowed Class 7 Claim shall be made by the Reorganized PHI, and will be distributed within two (2) weeks after the Effective Date unless the Reorganized PHI and such Holder of such Allowed Class 7 Claim agree to a later date in writing. No distribution will be made to any Holder of a Disputed Claim. Any distributions to a Holder of a Disputed Claim shall be made if, when and only to the extent such Disputed Claim is or becomes an Allowed Claim pursuant to a Final Order or by settlement or otherwise. To the extent Claims are Disputed Claims, the Debtors shall establish a reserve for Disputed Claims to be deducted from the amount of the Net Settlement Cash to be distributed to holders of Allowed Unsecured Claims after the Effective Date. Any person who holds both an Allowed Claim and a Disputed Claim will receive the appropriate distribution on the Allowed Claim, although no distribution will be made on the Disputed Claim until such dispute is resolved by settlement or Final Order.

     On the Effective Date, each Holder of an Allowed Class 7 Claim will become a beneficiary of the PH Creditors Trust, a creditors' liquidating trust to be formed on the Effective Date, which will be managed by a Creditor Agent selected by the Creditors' Committee, pursuant to the terms of the Creditors Trust Agreement attached hereto as Exhibit C. Each beneficiary of the PH Creditors Trust will receive a Pro Rata Share of any distributions that may be made by the PH Creditors Trust, which Pro Rata Share will be based on the total amount of Allowed Class 7 Unsecured Claims. Upon receipt of its distribution of its Pro Rata Share of the Net Settlement Cash and its Pro Rata Share of the PH Creditors Trust, each holder of an Allowed Unsecured Claim shall be deemed to have permanently relinquished its right to receive any further payment or distribution from the Reorganized Debtors in respect of its Claim.

     The Creditor Agent will have the power and authority to pursue the claims and Causes of Action transferred to the PH Creditors Trust for the benefit of Class 7 Creditors. The Creditor Agent will attempt to obtain funds to distribute to Class 7 Creditors from the assets transferred to the PH Creditors Trust, but it is difficult to provide an estimate of the timing or amount of such recoveries or the prospects of any distribution at all. Any distributions to Class 7 Creditors are speculative in nature, and depend upon such contingencies as the success in litigation by the Creditor Agent.

     Except as to distribution of the Net Settlement Cash, the PH Creditors Trust shall be responsible for all distributions to Allowed Class 7 Claims and for all Post-Confirmation claims objections for Class 7 Claims; provided, however, that the Reorganized PHI shall finish prosecution of all claims objections, contested matters and adversary proceedings, commenced on or prior to the Effective Date.

     The Reorganized Debtors shall in good faith use their best efforts to use vendors, suppliers, and other trade Creditors who are Holders of Allowed Class 7 Claims and who vote in favor of the Plan.

     8. Class 8 - All Equity Interests.

          Class 8 consists of any and all common stock, stock options and warrants currently issued or authorized (collectively, "Equity Interests") in any of the Debtors. The Class is impaired as, upon the Effective Date, all currently issued or authorized Equity Interests in any of the Debtors shall be canceled and of no further force and effect. Accordingly, except to the extent that they are entitled to a Distribution elsewhere under the Plan, the Holders of the Class 8 Interests shall not have an ownership interest in the Reorganized Debtors.

ARTICLE VI - UNEXPIRED LEASES AND EXECUTORY CONTRACTS.

     To the extent Debtors reject any executory contract or unexpired lease prior to the Confirmation Date, any party asserting a Claim pursuant to (S)365 of the Code arising from the rejection of an executory contract or lease shall file a proof of such Claim within thirty (30) days after the entry of an Order rejecting such contract or lease, and any Allowed Claim resulting from rejection shall be a Class 7 Claim except as otherwise provided herein. PHI shall have through and including the hearing on Confirmation within which to assume or reject any unexpired lease or executory contract; and, further, that in the event any such unexpired lease or executory contract is not rejected by such date, then such unexpired lease or executory contract shall be deemed rejected as of the Confirmation Date. It is the position of PHI that the executory contracts listed in the Schedule and Amended Schedule of Executory Contracts filed pursuant to Rule 1007, are the only executory contracts to which any of the Debtors was a party on the Petition Date. PHI has pending motions to assume leases for the following restaurant locations: (a) New York; (b) Tahoe; (c) Atlantic City; (d) Myrtle Beach; and (e) Las Vegas. PHI also has a pending motion to assume one retail location. The estimated cure amounts for each pending assumption are contained in Exhibit D. The pending motions will be heard at or prior to Confirmation.

ARTICLE VII. - MEANS OF IMPLEMENTATION.

     1.   Business Operations and Cash Flow.

          The Plan contemplates that the Reorganized PHI will continue to maintain a centralized corporate administrative office which shall operate the nine (9) restaurants and collect revenue from its licensing and franchising activities in operation as of the date of this Plan and auction Memorabilia sufficient to satisfy the Allowed Class 3 Claim. In addition, Serena will continue to make the Exit Financing available to the Debtors and Reorganized Debtors. The Debtors anticipate use of a consolidated cash management system. Debtors believe cash flow from the continued operation of the restaurants and the Exit Financing will be sufficient to meet all required Plan payments.

     2.   Funds Generated During Chapter 11.

          Funds generated from operations until the Effective Date will be used for Plan Payments. All Intercompany Claims against any Debtor are hereby waived and released.

     3.   Management and Control of Reorganized PHI.

          1. Directors. The operations of Reorganized PHI shall be overseen by its Board of Directors. The Board of Directors shall have the power to request and obtain all financial data and operational information regarding the Reorganized Debtors at any time. The Board of Directors shall have all corporate authority vested in boards of directors under the applicable laws of the State of Delaware including the power to appoint and terminate officers and to liquidate the Reorganized Debtors and to wind up its affairs, with all such powers to be exercised by a majority vote.

               The Board of Directors shall be composed of up to seven Directors. The initial Board of Directors will be Mr. Robert Earl, Mr. Thomas Avallone, Mr. Doug Teitelbaum, and up to four additional Board of Director members to be identified prior to the Confirmation Date.

               The initial Directors shall continue to serve until either (i) Reorganized PHI ceases to do business, or (ii) a Director resigns or is replaced by the shareholders in accordance with Delaware law. The Directors shall be entitled to receive reasonable compensation.

          2. Officers. No officer of Reorganized PHI shall have the authority to sell substantially all of the assets of Reorganized PHI or to liquidate Reorganized PHI unless a majority of the Directors of Reorganized PHI approves such actions. Should a majority of the Directors of Reorganized PHI instruct the officers of Reorganized PHI to take such actions, the officers of Reorganized PHI shall follow such instructions to the best of their abilities.

               Mr. Robert Earl shall be the initial President and Chief Executive Officer of Reorganized PHI, and Mr. Thomas Avallone shall be the Chief Financial Officer of Reorganized PHI. Mr. Mark Helm will remain as General Counsel and Vice President. Messrs. Avallone and Helm shall each be provided with one (1) year management contracts which shall be disclosed at or prior to the Confirmation Hearing.

               After discussions with several of PHI's secured creditors, it is Reorganized PHI's belief that the continued involvement of Mr. Earl is a condition precedent to the concessions received herein from the secured creditors and lenders and is crucial to Reorganized PHI's go-forward success. In addition to Mr. Earl's role in developing and coordinating the Plan set forth herein, Mr. Earl has absorbed several job functions post-petition, implemented numerous corporate and overhead cost controls, and has established a small management team that reports directly to Mr. Earl in executing the day to day operational strategy. Further, the continued involvement of Mr. Earl with Reorganized PHI is required in order to satisfy certain obligations of Reorganized PHI to go-forward landlords.

               In light of the foregoing, coupled with Mr. Earl's intimate knowledge of Reorganized PHI's operations and critical role in the continued development of the "Planet Hollywood" brand, as well as celebrity and Hollywood relationships, the continued employment of Mr. Earl is a crucial prerequisite to Reorganized PHI's feasibility. Accordingly, Reorganized PHI shall enter into a three (3) year management contract with Mr. Earl. The management contract shall provide, in exchange for Mr. Earl's continued involvement as Reorganized PHI's Chief Executive Officer, that Mr. Earl shall receive a base salary of $200,000.00 and a $400,000.00 consulting fee plus certain options, incentives, standard health benefits, and a monthly car allowance of $1,100.00. In addition, Mr. Earl shall receive ten percent (10%) of the equity of Reorganized PHI.

               The initial salary under the contract of Mr. Avallone shall be based on a monthly compensation of $12,500.00, plus health and life insurance; and the initial salary under the contract of Mr. Helm shall be $135,000.00 per year, plus health and life insurance.

               The President shall have authority to conduct the operations of Reorganized PHI and shall delegate such authority to other officers as the Board of Directors may direct. The President, Chief Financial Officer, and General Counsel and Vice

President of Reorganized PHI shall have the powers, duties, and responsibilities typically held by such officers in companies similar to Reorganized PHI and, in addition, shall be responsible for promptly providing any Director with all information regarding Reorganized PHI which such Director may request. The officers of Reorganized PHI shall be entitled to reasonable compensation as determined by respective management contracts, and, if no contract exists, as fixed by the Board of Directors. The management of all other Reorganized Debtors shall be identical to that of Reorganized PHI.

     4.   Stock in Reorganized PHI.

          After Confirmation but prior to the Effective Date, Reorganized PHI shall take the necessary action to vest ownership to 100% of the common stock of Reorganized PHI as set forth herein, and PHI shall operate as a private company. It is anticipated that 100,000 shares of common stock shall be authorized and issued. Upon request, Reorganized PHI shall provide to new equity holders the information (if any) needed to meet Rule 144 (d)(4)(i). Under the Securities Act of 1933 (as amended) (the "Securities Act").

          PHI has not filed, and does not intend to file, a registration statement under the Securities Act or any other federal or state securities laws with respect to any of the Plan

Securities that they may be deemed to be offering by virtue of PHI's solicitation of acceptances of the Plan pursuant to this Disclosure Statement. PHI is relying on Section 1145(a) of the Bankruptcy Code ("Section 1145(a)") to exempt from registration under the Securities Act and any applicable state securities laws the offer of any Plan Securities that may be deemed to be made pursuant to the Plan to creditors or other parties in exchange for their Claims against or Interests in the Company. Generally, Section 1145(a)(1) exempts the offer and sale of securities pursuant to a Plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor ( or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property". PHI believes that the Plan Securities issued to holders of Class 4, Class 5 and Class 6 Claims pursuant to the Plan will satisfy the requirements of Section 1145(a).

          With respect to Plan Securities issued to holders of Class 2 Claims and to Robert Earl, or to any party that is not exchanging Claims for such securities, PHI does not rely on Section 1145 for an initial exemption from registration, but rather intends to utilize a private placement exemption provided by Section 4(2) of the Securities Act. Recipients of Plan Securities issued in reliance upon the exemption provided under Section 4(2) of the Securities Act should be advised that because PHI is not registering any of the Plan Securities under the federal securities laws that such Plan Securities may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act and other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

               The Plan Securities issued to holders of Class 4, Class 5, and Class 6 Claims may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the Plan Securities as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of Section 1145(b).

          Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a nonexclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Entities (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act of 1934 [as amended] [the "Exchange Act"]) and "banks" as defined in Section 3(a)(2) of the

Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., NASDAQ).

          To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., one-year holding period with respect to "restricted Securities", volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph
(k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company. The Securities and Exchange Commission has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issues pursuant to Section 1145 of the Bankruptcy Code.

               THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THE PLAN SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF PLAN SECURITIES MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(B)(1) OF THE BANKRUPTCY CODE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE EACH HOLDER OF A CLAIM OR INTEREST POTENTIALLY ENTITLED TO RECEIVE PLAN SECURITIES UNDER THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANDY RELATED) MATTERS.

     E. Additional Provisions

          1. Procedures For Resolving Disputed Claims

               a. Prosecution of Objections to Claims

                    Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as otherwise provided in the Plan, PHI shall have the exclusive right to make and File objections to Administrative Claims and all Claims. All Claims Objections related to Class 7 Claims commenced after the Effective Date will be administered and maintained by the PH Creditors Trust; provided, however, all objections commenced prior to the Effective Date shall be prosecuted and finished by Reorganized PHI.

               Pursuant to the Plan, unless another time is set by order of the Bankruptcy Court, all objections to Claims and Equity Interests shall be Filed with the Court and served upon the Holders of each of the Claims and Equity Interests to which objections are made within 90 days after the Confirmation Date.

               Except as may be specifically set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that, any Debtor had immediately prior to the commencement of the Chapter 11 Cases, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, the Debtors and the PH Creditors Trust/Creditor Agent shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses that any Debtor had immediately prior to the commencement of the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced.

               b. Estimation of Claims

               Pursuant to the Plan, PHI may, at any time, request that the Bankruptcy Court estimate any contingent, disputed or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether PHI has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, disputed or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, PHI may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

               c. Cumulative Remedies

               In accordance with the Plan, all of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Until such time as an Administrative Claim, Claim or Equity Interest becomes, or is otherwise deemed in this Plan to be, an Allowed Claim, such Claim shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

               d. Payments and Distributions on Disputed Claims

               Except as otherwise provided in the Plan, as and when authorized by a Final Order, Disputed Claims that become Allowed Claims shall be paid from the Reorganized PHI's Cash and Assets, such that the Holder of such Allowed Claim receives all payments and Distributions to which such Holder is entitled under the Plan in order to bring payments to the affected Claimants current with the other participants in the particular Class in question; provided, that the aggregate amount that the Debtors or the Reorganized Debtors shall be required to pay to Holders of Class 7 Claims shall not exceed the Net Settlement Cash. Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial Distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Unless otherwise agreed by the Reorganized PHI or provided herein, a Creditor who holds both an Allowed Claim and a Disputed Claim will not receive a Distribution until such dispute is resolved by settlement or Final Order.

               e. Allowance of Claims and Interests

                    (i)  Disallowance of Claims

                    According to the Plan, all Claims held by Entities against whom any Debtor has obtained a Final Order establishing liability for a cause of action under Sections 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550
of the Bankruptcy Code shall be deemed disallowed pursuant to Section 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such causes of action against that Entity have been settled or resolved by a Final Order and all sums due the related Debtor by that Entity are turned over to such Debtor.

                    (ii) Allowance of Claims

                    Each Claim of a Released Party is hereby deemed to be an Allowed Secured Claim in full, and each Claim of a PIK Note Holder is deemed to be an Allowed Claim in full, and the holders of such Claims shall be entitled to the treatment in respect of such Claims described in this Plan, and neither the Debtors, the Reorganized Debtors, the Creditor Agent, The PH Creditors Trust, the holder of any Class 7 Claim nor any other Person shall object to or dispute any such Claim or the amount thereof, the secured status thereof, any lien in respect thereof or any collateral thereof, or the distribution that the Holder thereof is entitled to under this Plan. Except as expressly provided in the Plan, no other Claim or Equity Interest shall be deemed Allowed by virtue of the Plan, Confirmation, or any Order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

               f. Controversy Concerning Impairment

               If a controversy arises as to whether any Claims or Equity Interests or any Class of Claims or Equity Interests are Impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, the Debtors' interpretation of the Plan shall govern.

               g. Surrender of Existing Securities

               As a condition to receiving any distribution under this Plan, each Holder of a PIK Note must, if requested by Reorganized PHI, surrender the instrument (the "Instrument") evidencing such PIK Note Holder's Claim with respect to the PIK Notes to Reorganized PHI or the PIK Note Indenture Trustee with respect to the PIK Notes, as appropriate. Upon the Effective Date, the PIK
Note Indenture Trustee shall be discharged, and any Allowed Administrative Claim of the PIK Note Indenture Trustee shall be paid on the Effective Date. Any PIK Note Holder that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized PHI before the first anniversary of the Effective Date, will be deemed to have forfeited all rights, Claims and/or Interests and may not participate in any distribution under this

Plan. Upon compliance with the foregoing provision of this Plan, any Holder of a PIK Note with a Claim evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.

               h. Consolidation

                    The Plan contemplates the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Case SOLELY for purposes of Confirmation, consummation, and implementation of the Plan. Pursuant to the Confirmation Order, on the Confirmation Date: (i) all assets, and all proceeds thereof, and all liabilities of the Reorganized Debtor, will be treated as though the assets and liabilities were merged into Reorganized PHI; (ii) all Intercompany Claims will receive no distribution under the Plan; (iii) any obligation of any Reorganized Debtors, and all guaranty thereof executed by one or more of the Reorganized Debtors, and any Claims filed in a case of a Reorganized Debtor hereof or to be filed in connection with any such obligation and guarantee will be deemed one Claim against Reorganized PHI; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Reorganized Debtors will be deemed filed against Reorganized PHI; and (v) for purposes of determining the availability of the right of setoff under

Section 553 of the Bankruptcy Code, the Reorganized Debtors shall be treated for purposes of the Plan as one entity so that, subject to the other provisions of
Section 553 of the Bankruptcy Code, debts due to any of the Reorganized Debtors may be set off against the debts of any of the Reorganized Debtors.

ARTICLE VIII. - MISCELLANEOUS.

     1.   Effect of Confirmation

          1. Cancellation of Equity

          On the Effective Date, all of PHI's outstanding Preferred and Common Stock will be extinguished. Upon Confirmation, Reorganized PHI will file a Form 15 with the S.E.C., pursuant to Rule 12g-4(a)(1)(i) of the Securities Exchange Act of 1934, terminating the registration of the common stock. The equity in Reorganized PHI will be distributed among several Classes of Creditors as set forth in the Plan.

          2. Authority to Effectuate the Plan

               Upon the entry of the Confirmation Order by the Bankruptcy Court, the Plan provides all matters provided under the Plan will be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Confirmation Order will act as an order modifying PHI's by-laws such that the provisions of this Plan can be effectuated. The Reorganized PHI shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve consummation and carry out the Plan in accordance with this Plan and the Code.

          3. Post-Confirmation Status Report

               Pursuant to the Plan, within 120 days of the entry of the Confirmation Order, the Debtors will file status reports with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report will be served on the United States Trustee, counsel to the Committee, the Creditor Agent, and those parties who have requested special notice post-confirmation. The Bankruptcy Court may schedule subsequent status conferences in its discretion.

          4. Escrows

               Pursuant to the Plan, all escrows previously established in the Chapter 11 Cases and still in existence on the Effective Date will continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered. Escrowed funds that are released to the Reorganized PHI after the Effective Date will be used to achieve Consummation and carry out the Plan.

     B. Means for Implementation of Class 7' Creation of Creditors Trust

          1. Creation of the Creditors Trust. The PH Creditors Trust shall be created for benefit of Class 7 Claims under the Plan. The PH Creditors Trust shall be governed by the terms of a Creditors Trust Agreement. It is PHI's intent, and PHI believes it is the Committee's intent, that the PH Creditors Trust should be exempt from registration as an investment company under (S)7 of the Investment Company Act, as an entity engaged in transactions that are merely incidental to their dissolution. The trust: (i) is to exist solely to prosecute and liquidate trust assets and distribute the proceeds; (ii) will not hold itself out as an investment company, but rather as a trust in the process of liquidation; (iii) will not conduct an active trade or business, and will limit any investments to temporary investments (i.e., short-term government securities) pending the distribution of liquidation proceeds; (iv) will be under the continuing jurisdiction of the Bankruptcy Court; and (v) will terminate at some appointed future date, not to exceed five years from the effective date of the Plan, unless extended by the Bankruptcy Court. The terms and conditions of the PH Creditors Trust shall be substantially as identified in the Creditors Trust Agreement attached as Exhibit C. Except as otherwise provided in the Plan, effective as of the Effective Date, all Causes of Action shall be transferred to the PH Creditors Trust to be asserted and prosecuted by the Creditor Agent and the Administrative Fund will be transferred to the PH Creditors Trust. From and after Effective Date, the Creditor Agent and no other person shall be authorized to litigate any causes of action. The Creditor Agent shall also be vested with all right, powers and benefits afforded a "trustee" under Sections 704 and 1106 of the Bankruptcy Code.

          2. Creditor Agent. Prior to the Confirmation Hearing, the Committee shall select an individual who shall serve as the Creditor Agent of the PH Creditors Trust for a period of time commencing on the Effective Date. The Creditor Agent shall be deemed an agent of the Class 7 Creditors who may be entitled to receive distributions from the PH Creditors Trust. The Creditor Agent shall perform the duties and have the rights and obligations proscribed in the Creditors Trust Agreement.

               The Debtors shall be authorized and directed to execute, deliver, receive and exchange on behalf of the Estates any and all documents necessary to effectuate the transfer of the Administrative Fund, and the Causes of Action to the PH Creditors Trust on the Effective Date, and Unclaimed Property thereafter.

          3. Compensation for Creditor Agent. The Creditor Agent of the PH Creditors Trust shall be paid on a per hour basis plus actual out-of-pocket expenses, to be paid monthly from the assets of the PH Creditors Trust, pursuant to the PH Creditors Trust Agreement.

          4. Removal of Creditor Agent. The Creditor Agent may be removed for good cause by the Beneficiary Committee, subject to Bankruptcy Court Approval, pursuant to the PH Creditors Trust Agreement.

          5. Preservation, Prosecution and Defense of Causes of Action.

               On behalf of the PH Creditors Trust, the Creditor Agent shall have the right to pursue any and all Causes of Action of the Debtors that will be transferred to the PH Creditors Trust, including all pending adversary proceedings, and contested matters whether or not such causes of action have been commenced as of the Effective Date, and shall be substituted as the real party in interest in any such actions commenced by or against the Debtors, the Debtors' Estates or the Committee. The Creditor Agent shall prosecute or defend, as appropriate, such actions through final judgment, any appeals deemed necessary and appropriate by the Creditor Agent and collection; provided, however, that the Creditor Agent shall be authorized at any point in any litigation (a) to enter into such settlements as the Creditor Agent deems to be in the best interest of creditors, subject to Bankruptcy Court approval after notice and a hearing in accordance with Bankruptcy Rule 9019; or (b) to abandon, dismiss and/or decide not to prosecute any such litigation if the Creditor Agent deems such action to be in the best interest of creditors without approval of the Bankruptcy Court. The Creditor Agent shall be subject to the directions of the Beneficiary Committee.

          6. Retention of Professionals. The Creditor Agent and Beneficiary Committee may retain professionals on such terms as the Creditor Agent or Beneficiary Committee deems reasonable, subject to the terms of the Creditors Trust Agreement, without Bankruptcy Court approval, except that payments to the professionals for post-confirmation services and expenses shall be made in accordance with the Creditors Trust Agreement. Persons who served as professionals to the Committee prior to the Effective Date may also continue to serve the Creditor Agent or Beneficiary Committee.

          7. Celebrities

               a. In the event that the Creditor Agent believes that a claim or cause of action exists with respect to any person or persons who the Creditor Agent reasonably believes may not be Celebrities (and would therefore not be a Released Party), the

Creditor Agent shall provide Reorganized PHI with written notice of its intent to pursue a claim or cause of action against such Person. In the event that Reorganized PHI does not dispute in writing the status of such person or persons as Celebrities within ten (10) days of receipt of such written notice, such Person shall be deemed not to be a Celebrity for purposes of this Plan. In the event that Reorganized PHI disputes the status of such person or persons as Celebrities, then the Court shall retain jurisdiction to resolve whether such person or persons fit within the definition of Celebrities.

          8. Payment of Costs/Expenses.

               a. All costs and expenses and obligations incurred by the Creditor Agent in administering the PH Creditors Trust and/or Plan or in any manner connected, incidental or related thereto shall be a charge against the PH Creditors Trust, including but not limited to, payments to the Creditor Agent and any attorneys, accountants, brokers or other professionals employed by the Creditor Agent (the Creditor Agent and Professionals, together "Creditors Trust Professionals"). The Creditor Agent and the Creditor Agent Professionals shall submit copies of the complete invoices (with time records) to one another each month. Upon being satisfied as to the correctness and reasonableness of any and all such costs, expenses and obligations, the Creditor Agent shall approve and direct the payment to the Creditors Trust Professionals within thirty days of receipt of the invoice.

               b. Any professionals retained by the Committee or Debtor pursuant to 11 U.S.C. (S) 327 and 1103 need not submit applications to the Court for fees and expenses incurred during the period between the Confirmation Date and Effective Date pursuant to 11 U.S.C. (S) 330, and such shall be paid either by the Debtors or Reorganized PHI; provided, however the Reorganized PHI will only pay up to $25,000 for such fees related to professionals retained by the Committee or PH Creditors Trust unless such cap is waived in writing by the Reorganized PHI. Payment of the post Confirmation fees and expenses shall be paid no later than ten (10) days after the Effective Date. Upon the Effective Date, all professionals retained by the Debtors or Committee pursuant to 11 U.S.C. (S) 327 shall be terminated.

     C. Dissolution of Creditors' Committee and Creation of Beneficiary
     Committee

          1. Dissolution of Creditors' Committee. As of the Effective Date, or as soon as practical thereafter, the duties of the Committee and any professionals retained by the Committee in this case shall terminate except as to: (i) applications under Sections 330 and 503 of the Bankruptcy Code and the Committee's objections to such applications; and (ii) enforcement of the provisions of the Plan until the Plan is substantially consummated. On the Effective Date, the Creditor Agent shall be substituted in place of the Committee in any legal proceedings in which the Committee is a named party and shall have all rights and duties of the Committee in such proceeding. No further action between the Creditor Agent and Committee shall be necessary to effectuate such transfer.

          2. Creation of Beneficiary Committee. As of the Effective Date, a Beneficiary Committee shall be created, which shall consist of any member of the Creditors' Committee and notifies the Creditor Agent in writing of its intention to serve on the Beneficiary Committee. The Bylaws of the Committee as in effect on the Effective Date shall govern the proceedings of the Beneficiary Committee subject to amendment by the Beneficiary Committee. Any member of the Beneficiary Committee who transfers its Allowed Claim or is paid in full is not eligible to serve on the Beneficiary Committee, and no transferee of a Beneficiary Committee member shall be eligible to serve on the Beneficiary Committee. Any Beneficiary Member may withdraw from the

Beneficiary Committee by sending written notice of withdrawal to the Creditors Trust Service List. Any member who withdraws will not be replaced and the Beneficiary Committee shall function with such reduced membership. Members of the Beneficiary Committee shall be reimbursed by the PH Creditors Trust for reasonable and necessary out-of-pocket expenses incurred in performing their duties as such. The Beneficiary Committee shall have the powers and duties provided in the Plan and PH Creditors Trust Agreement and shall not be governed by the United States Trustee's office. Neither the Beneficiary Committee nor the firms or corporations represented by them, nor any members, nor any of their professionals, shall in any way be liable for any acts or for acts of any of its members, except for acts of bad faith, gross negligence or willful misconduct, in the performance of their duties as members of the Beneficiary Committee.

     The Beneficiary Committee shall be dissolved on the earlier of the Final Distribution Date and the date on which the PH Creditors Trust terminates.

     D. Conditions to Effectiveness.

          The Effective Date shall not occur until all of the following conditions have been satisfied:

          1. The entry of the Confirmation Order by the Bankruptcy Court in form and content acceptable to the Debtors, Serena, and the Committee and expiration of the appeal period with respect to the Confirmation Order without the filing of a notice of appeal of such Order; provided, however, that, if an appeal of the Confirmation Order is filed but no stay is granted in connection with the appeal, Debtors and the Creditors' Committee may jointly and in writing elect to permit the Effective Date to occur notwithstanding the pendency of the appeal.

          2. Inclusion in the Confirmation Order of an injunctive provision: (x) staying, restraining, and enjoining all individuals or entities, from commencing, enforcing, perfecting, or setting off any claim, judgment, or interest against Debtors, any of their past or current officers or directors, or any property thereof, or against any of Debtors' transferees including Reorganized PHI and the Reorganized Debtors, for the purposes of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to, any Claim or Equity Interest and (y) effecting the releases of the Released Claims under Article VIII; provided, that such injunctive provision shall not prevent any governmental unit from enforcing such governmental unit's police or regulatory power.

          3. Payment of the Net Settlement Cash to holders of Allowed Unsecured Claims, or reservation of some or all thereof for Disputed Claims and payment of the Administrative Fund to the PH Creditors Trust, all in accordance with the Plan as provided in the Plan.

          4. The PH Creditors Trust is created pursuant to the terms of the Plan, the Creditor Agent has been retained, and Debtors shall have taken all necessary actions and joined in all necessary motions to assign the Causes of Action to the PH Creditors Trust.

          5. The Bankruptcy Court shall have approved the identity and appointment of the Creditor Agent and form of the Creditor Trust Agreement.

          6. Any amendments to the terms of the Exit Financing or of the existing loans of South Trust, Bay Harbour and/or CIT/WLR reasonably requested by the Debtors in order to make the terms of such loans consistent with the terms of the Plan shall have been made.

          7. All ancillary documents including any indenture for the New PIK Notes necessary to implement and confirm the Plan has been approved by the Debtors unless the Debtors have waived this requirement in writing.

          8. A determination by the Committee or the Bankruptcy Court that the aggregate amount of Allowed Class 7 Claims (including the face amount of any Disputed Class 7 Claim for which an objection is pending but not resolved) is not greater than $28,000,000, or, at the option of the Committee, that this condition is deemed waived.

          9. Payment to CIT/WLR of the Initial Payment and First Auction Payment (both as defined in the Settlement Agreement) in accordance with the terms of the Settlement Agreement, and execution of a new note, security agreement and any other necessary documents, as set forth in the Settlement Agreement.

               Upon the satisfaction or waiver of each of the foregoing conditions, the Debtors shall so notify the Bankruptcy Court, and upon the filing of such notice the Plan shall become Effective without further Order of the Bankruptcy Court provided that all of the conditions to effectiveness of the Plan set forth herein, including those set forth below, have been met.

     E. Releases and Injunctions.

          1. Releases/Injunctions

               a. Rule 3016(c) Declaration. In accordance with the requirements of Rule 3016(c), the provisions of this Article VIII operate to specifically release certain individuals and entities from all claims (with the exceptions noted below) and enjoin certain acts in connection with such releases. Such releases and injunctions cover not only the Debtors, but also certain third parties (including Celebrities, Serena, CIT/WLR, and Bay Harbour) whose interests are congruent with the Debtors' in this Bankruptcy Case and whose contributions are so critical to the reorganization effort that without them the reorganization would fail. The Debtors believe that without the protection of such injunctions, the Plan would fail.

                    From and after the Confirmation Date, the Releases described
Article VIII.E.1 for the Plan shall become effective, and all Holders of Claims and Interests, including the Creditor Agent and the PH Creditors Trust and all holders of interests therein, shall be enjoined from commencing or continuing any Released Claims against any Released Parties; provided, that the Releases and such injunction shall lapse and be of no further force or effect if the Distribution Date does not occur on or before two weeks after the Effective Date. If the Releases and such injunction shall so lapse, and if the

Distribution Date shall subsequently occur, then on the Distribution Date, the Releases and such injunction shall automatically be revived and shall be in full force and effect again, retroactively to the Confirmation Date.

                    Within this Section, bold print and italics are used to identify the exact nature of releases and to identify the parties subject to the release.

               b. General Releases by Holders of Claims or Interests. On the Effective Date, in consideration for the obligations of the Debtors, its directors and officers, and Reorganized PHI under the Plan, and the cash, stock, and other contracts, instruments, releases, written agreements or other documents to be entered into or delivered in connection with the Plan, and as consideration distributed under the Plan; and provided the Net Settlement Cash and Administrative Fund has been funded, all Holders of Claims and Interests will be deemed to forever release, waive, discontinue, and discharge all existing and future claims, obligations, proceedings, suits, judgments, damages, demands, debts, rights, causes of action, objections to the Claims of the Released Parties and the PIK Note holders, and liabilities (other than the right to enforce Reorganized PHI's or Released Parties' obligations under the Plan and the contracts, instruments, releases, written agreements or other documents to be entered into or delivered in connection with the Plan) that are based in whole or in part on any act, failure to act, omission, transaction or other occurrence taking place on or prior to the Effective Date that such Holder has, had or may have against:
(i) the Released Parties; and (ii) the Committee and the firms or corporations represented by them, any members, and their professionals.

               c. Injunction Related to Releases.

                    (i). Except as expressly provided in the Plan, or to otherwise enforce the terms of the Plan as of the Confirmation Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, to the fullest extent permitted by applicable law, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or proceeding against the Debtors, Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors or Reorganized Debtors, other than as permitted pursuant to (i) above;
(iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                    (ii). Except as expressly provided in the Plan, or to otherwise enforce the terms of the Plan or the obligations of the Released Parties under the Plan, as of the Effective Date all Persons that have held, currently hold or may hold a Claim or other debt or liability that is released, waived or discharged pursuant to the Plan, including pursuant to Article VIII hereof, to the fullest extent permitted by applicable law, are permanently enjoined from taking any actions against any released Person or its property (including the Released Parties) on account of such released claims, demands, rights, causes of action or liabilities (including the Released Claims) including, without limitation: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner or in any place or otherwise that does not comply with or is inconsistent with the provisions of the Plan.

          2. Police Power

               Nothing in this Article VIII shall be deemed to effect, impair, or restrict any federal or state governmental unit from pursuing its police or regulatory enforcement action against any person or entity, other than to recover monetary claims against the Debtors for any act, omission, or event occurring prior to Confirmation Date to the extent such monetary claims are discharged pursuant to Section 1141 of the Code.

     F. Retention of Jurisdiction.

          After the Effective Date, Debtors will be free to perform all functions assigned to it under the Plan without approval of the Bankruptcy Court, except as specifically set forth herein. However, the Bankruptcy Court will continue to retain jurisdiction in these Cases with respect to the following matters:

          1. All objections to the allowance of Claims and Interests and the compromise of Claims;

          2. All applications for allowance of compensation and reimbursement of out-of-pocket expenses of professionals retained in Debtors's case by Order of the Bankruptcy Court to the extent that such compensation and out-of-pocket expenses relate to services performed before the Confirmation Date; provided, however, that fees of professionals for services rendered after the Effective Date may be paid by Debtors or the Administrative Fund, as applicable, in the ordinary course of business without a Bankruptcy Court order; provided, further, however, in the event that an objection is made as to post-Confirmation Date requested fees or expenses, application shall be made to the Bankruptcy Court for allowance of such fees and expenses;

          3. Any adversary proceedings or contested matters brought by Debtors or the Creditor Agent, including, without limitation, the Causes of Action, the proceedings then pending or thereafter brought pursuant to (S)(S)544, 545, 547, 548, 549, and 550 of the Code or other proceedings calculated to generate payments to Holders of Allowed Class 7 Claims;

          4. All controversies and disputes arising under or in connection with the Plan;

          5. The enforcement and interpretation of the provisions of the Plan;

          6. To issue such orders in aid of execution and consummation of the Plan as may be necessary and appropriate;

          7. Any motion to modify the Plan in accordance with Code (S)1127, or to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, Disclosure Statement, or any Confirmation Order as may be necessary to carry out the purposes of the Plan;

          8. All Claims arising from the rejection of any executory contract or lease; and

          9. Such other matters as may be provided for in the Code or the Plan.

          10. To protect the property of the Estates from adverse claims or interference inconsistent with the Plan.

          11. To ensure that Distributions are accomplished as provided herein and to resolve any dispute concerning the right of any person to a Distribution hereunder, applicable law or under a contract or agreement.

          12. To hear and determine any action or controversy by or against the Creditor Agent, Beneficiary Committee or involving the PH Creditors Trust.

     G. Headings.

          Article, Section and Paragraph headings used herein are for convenience only and shall not affect the interpretation or construction of any provision of this Plan.

     H. Cramdown.

          Debtors reserve the right to seek confirmation of the Plan under
(S)1129(b) of the Code.

     I. Discharge.

          As of the Effective Date and pursuant to (S)1141 of the Code, Debtors shall be discharged from any debt that arose before the Confirmation Date, and any debt of a kind specified in (S)(S)502(g), 502(h), and 502(i) of the Code, whether or not:

          1. A proof of claim based upon such debt is filed or deemed filed under (S)501 of the Code;

          2. A Claim based upon such debt is allowed under (S)502 of the Code;
or

          3. The holder of a Claim or Interest based upon such debt has accepted the Plan.

     J. Regulatory Approval and Retirement Plans.

          It will not be necessary for Debtors to await any required regulatory approvals from agencies or departments of the United States to consummate the Plan. The Plan will be implemented pursuant to its provisions and the provisions of the Code. Debtors do not have any retirement plans.

     K. Notices.

          All notices required or permitted to be made in accordance with the Plan shall be in writing and shall be delivered personally or by facsimile transmission or mailed by United States Mail to the following:

               If to PHI/Debtors:

               Planet Hollywood International, Inc.
               Mark S. Helm, Vice President & General Counsel
                  8663 Commodity Circle
               Orlando, Florida 32819

               With copies to:

               R. Scott Shuker, Esquire
               Gronek & Latham, LLP
               390 N. Orange Avenue, Suite 600
               Orlando, Florida 32801

               If to Official Committee of Unsecured Creditors:

               Andrew I. Silfen, Esq.
               Olshan Grundman et al
               505 Park Ave.
               New York, NY 10022

               and

               Denise Dell, Esq.
               Akerman Senterfitt
               255 South Orange Ave., 10th Floor
               Orlando, FL 32801

     L. Manner of Payment.

          Any payment of Cash made under this Plan may be made either by check drawn on an account of the Reorganized PHI (or with respect to Class 7 payments under the PH Creditors Trust, the Creditor Agent after the Effective Date), by wire transfer or by automated clearing house transfer from a domestic bank, at the option of the Reorganized PHI or the Creditor Agent, as applicable.

     M. Compliance with Tax Requirements.

          In connection with this Plan, to the extent applicable, the Reorganized PHI or Creditor Agent in making distributions under this Plan shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Reorganized PHI or Creditor Agent may withhold the entire Distribution due to any holder of an Allowed Claim until such time as such holder provides to the Reorganized PHI or Creditor Agent as applicable, the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Reorganized PHI or the Creditor Agent to the appropriate authority. If the holder of an Allowed Claim fails to provide to the Reorganized PHI or the Creditor Agent the information necessary to comply with any withholding requirements of any governmental unit within six months after the date of first notification by the Reorganized PHI or Creditor Agent to the holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the holder's distribution shall be treated as an undeliverable distribution in accordance with the below. The payment of all taxes on all Distributions shall be the sole responsibility of the distributee, and the Net Settlement Cash shall not be increased as a result thereof.

     N. Transmittal of Distributions to Parties Entitled Thereto.

          All distributions by check shall be deemed made at the time such check is duly deposited in the United States mail, postage prepaid. All distributions by wire transfer shall be deemed made as of the date the Federal Reserve or other wire transfer is made. Except as otherwise agreed with the holder of an Allowed Claim in respect thereof or as provided in this Plan, any property to be distributed on account of an Allowed Claim shall be distributed by mail upon compliance by the holder with the provisions of this Plan to (i) its address set forth in its proof of claim,
(ii) the latest mailing address filed for the holder of an Allowed Claim entitled to a distribution, (iii) the latest mailing address filed for a holder of a filed power of attorney designated by the holder of such Allowed Claim to receive distributions, (iv) the latest mailing address filed for the holder's transferee as identified in a filed notice served on the Debtor pursuant to Bankruptcy Rule 3001(e), or (iv) if no such mailing address has been filed, the mailing address reflected on the Schedules or in the Debtors' books and records.

     O. Distribution of Unclaimed Property.

          Except as otherwise provided in this Plan, any property (Cash or otherwise) to be distributed under this Plan which is unclaimed after six months following the relevant distribution date shall be forfeited, and such distribution together with all interest earned thereon shall become an Asset to be distributed and conveyed to the PH Creditors Trust in accordance with the provisions of this Plan. However, checks issued by the Reorganized PHI or the Creditor Agent in respect of Allowed Class 7 Claims will be null and void if not cashed within sixty days of the date of issuance and revest in PH Creditors Trust. Requests for reissuance of any such check shall be made in writing to the Reorganized PHI or the Creditor Agent, as applicable, by the Holder of the Allowed Class 7 Claim with respect to the check originally issued.

     P. Fractional Cents and Equity; Multiple Distributions.

          Notwithstanding any other provisions of this Plan to the contrary, no payment of fractional cents or distribution of fractional equity will be made under this Plan. Cash will be issued to holders entitled to receive a Distribution of Cash in whole cents (rounded to the nearest whole cent) and equity will be rounded to the nearest whole number. To the extent that cash remains undistributed as a result of rounding of such fractions, such cash shall be treated as unclaimed property under the Plan.

          If any Holder of an Allowed Class 7 Claim shall be entitled to any interim distribution in an amount less than $50.00, such distribution shall instead be held by the Creditor Agent and distributed to such Holder of an Allowed Class 7 Claim (less expenses) if and when with any additional distribution is made to such creditor on the Final Distribution Date.

     Q. Transfer Taxes.

          Under Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, under this Plan shall not be taxed under any law imposing a stamp tax or similar tax.

     R. Investments.

          The Creditor Agent shall be permitted to invest all or a portion of the Cash in the PH Creditor Trust in securities issued or directly guaranteed by the United States government or any agency thereof, commercial paper of corporations rated at least "A-1" by Standard & Poor's Corporation or rated at least "P-1" by Moody's Investor Services, Inc., interest bearing certificates of deposit, time deposits, savings or other deposit accounts, bankers' acceptances and overnight bank deposits and repurchase agreements. All interest and proceeds from such investments shall become part of the PH Creditor Trust.

     S. Revocation and Withdrawal of the Plan.

          The Debtors reserve the right to withdraw the Plan at any time before entry of the Confirmation Order. If (i) the Debtors revoke and withdraw this Plan, (ii) the Confirmation Order is not entered, (iii) the Effective Date does not occur, (iv) this Plan is not substantially consummated, or (v) the Confirmation Order is reversed or revoked, then the Plan shall be deemed null and void.

     T. Modification of Plan

          The Debtors may seek to amend or modify the Plan in accordance with 1127(b) of the Bankruptcy Code, or remedy and defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan; provided, however, no amendment or modification will be made to the treatment of Class 7 or which affects Class 7 without the written consent of the Committee, and no modification of amendment which changes the treatment of Class 3 or impacts Class 3 will be done without the consent of CIT/WLR.

          On or before the Effective Date, Debtors may issue, execute, deliver, or file with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate, and further evidence the terms and conditions of the Plan.

                                              DATED: November    , 2002
                                                              ---
                                                     Orlando, Florida

                                              PLANET HOLLYWOOD
                                              INTERNATIONAL, INC., et al.


                                              ----------------------------------
                                              Mark S. Helm
                                              Vice President and General Counsel

                                              COUNSEL FOR PLANET HOLLYWOOD
                                              INTERNATIONAL, INC., et al.


                                              ----------------------------------
                                              R. Scott Shuker, Esquire
                                              Florida Bar No. 0984469

                                              Mariane L. Dorris, Esquire
                                              Florida Bar No. 0173665
                                              GRONEK & LATHAM, LLP
                                              390 N. Orange Avenue, Suite 600
                                              Orlando, Florida  32801
                                              Telephone: (407) 481-5800
                                              Facsimile: (407) 481-5801
                                              Attorneys for PLANET HOLLYWOOD
                                              INTERNATIONAL, INC., et al.

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                          Case No. 01-10428-6B1, et al.

                                    EXHIBIT A

                      (LIST OF AFFILIATES AND SUBSIDIARIES)

1.   Planet Hollywood (Atlantic City), Inc.
        CASE NO. 01-10429-6B1

2.   Planet Hollywood (Honolulu), Inc.
        CASE NO. 01-10430-6B1

3.   Planet Hollywood (LP), Inc.
        CASE NO. 01-01-10431-6B1

4.   Planet Hollywood Memorabilia, Inc.
        CASE NO. 01-10432-6B1

5.   Planet Hollywood (New York City), Inc.
        CASE NO. 01-10433-6B1

6.   Planet Hollywood New York, Ltd.
        CASE NO. 01-10434-6B1

7.   Planet Hollywood (Orlando), Inc.
        CASE NO. 01-10435-6B1

8.   Planet Hollywood (Region II), Inc.
        CASE NO. 01-10436-6B1

9.   Planet Hollywood (Region III), Inc.
        CASE NO. 01-10437-6B1

10.  Planet Hollywood (Region IV), Inc.
        CASE NO. 01-10438-6B1

11.  Planet Hollywood (Region V), Inc.
        CASE NO. 01-10439-6B1

12.  Planet Hollywood (Region VI), Inc.
        CASE NO. 01-10440-6B1

13.  Planet Hollywood (Region VII), Inc.
        CASE NO. 01-10441-6B1

14.  Planet Hollywood (Texas), Ltd.
        CASE NO. 01-10442-6B1

15.  All Star Cafe International, Inc.
        CASE NO. 01-10443-6B1

16.  All Star Cafe (New York), Inc.
        CASE NO. 01-10444-6B1

                                    EXHIBIT A

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                          Case No. 01-10428-6B1, et al.

                                    EXHIBIT C

                            CREDITOR TRUST AGREEMENT

                                    EXHIBIT C

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                          Case No. 01-10428-6B1, et al.

                                    EXHIBIT C

                                   TERM SHEET

                                    EXHIBIT C

                       PLANET HOLLYWOOD INTERNATIONAL INC.
                          Case No. 01-10428-6B1, et al.

                                    EXHIBIT D

                            CURE AMOUNTS FOR ASSUMED
                         EXECUTORY CONTRACTS AND LEASES

                                    EXHIBIT D